EXECUTION COPY

ASSET PURCHASE AGREEMENT

between

TRANSACTION NETWORK SERVICES, INC.

and

NEUSTAR, INC.

Dated as of September 9, 2015

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TABLE OF CONTENTS
Page
ARTICLE I
Purchase and Sale of Transferred Assets

SECTION 1.01	Purchase and Sale	1
SECTION 1.02	Transferred Assets and Excluded Assets	1
SECTION 1.03	Efforts to Obtain Consents; Failure to Obtain Consents; Shared Contracts; Dormant Contracts	5
SECTION 1.04	Assumption of Liabilities	7
ARTICLE II
Closing

SECTION 2.01	Closing	10
SECTION 2.02	Transactions To Be Effected at the Closing	11
ARTICLE III
Representations and Warranties of Seller

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SECTION 3.19	Affiliate Transactions.	23
SECTION 3.20	Privacy and Security	23
ARTICLE IV
Representations and Warranties of Purchaser

SECTION 4.01	Organization and Standing	24
SECTION 4.02	Authority; Execution and Delivery; Enforceability	24
SECTION 4.03	No Conflicts or Violations; No Consents or Approvals Required	24
SECTION 4.04	Proceedings	25
SECTION 4.05	Availability of Funds; Solvency	25
SECTION 4.06	Brokers	25
ARTICLE V
Covenants
ARTICLE VI
Conditions to Closing

SECTION 6.01	Conditions to Each Party’s Obligation	35
SECTION 6.02	Conditions to Obligation of Purchaser	35
SECTION 6.03	Conditions to Obligation of Seller	37
SECTION 6.04	Frustration of Closing Conditions	37
ARTICLE VII
Termination; Effect of Termination

SECTION 7.01	Termination	38
SECTION 7.02	Effect of Termination	39

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ARTICLE VIII
Indemnification
ARTICLE IX
Tax Matters

SECTION 9.01	Allocation of Certain Taxes	45
SECTION 9.02	Tax Matters	45
SECTION 9.03	Transfer Taxes	46
ARTICLE X
Employee Matters

SECTION 10.01	Transferred Employees	47
SECTION 10.02	Employee Related Liabilities	47
SECTION 10.03	Participation in Plans	47
SECTION 10.04	Non-Solicitation and No-Hire of Transferred Employees	47
SECTION 10.05	No Third Party Beneficiaries	47
ARTICLE XI
Additional Agreements

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ARTICLE XII
Miscellaneous

EXHIBITS

Form of Transition Services Agreement	A
Form of Network Connectivity Agreement	B
Form of Caller Name Services Agreement	C
Form of Escrow Agreement	D

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INDEX OF DEFINED TERMS

Definition	Locations of Defined Terms
Acquisition	Section 1.01
Acquisition Proposal	Section 5.06
affiliate	Section 12.05(b)
Agreement	Preamble
Allocation	Section 9.02(a)
Ancillary Agreements	Section 3.02
Antitrust Laws	Section 3.03
Antitrust Termination Fee	Section 12.03(b)
Applicable Law	Section 3.03
Assumed Liabilities	Section 1.04(a)
Audit	Section 5.08(b)
Audited Financials	Section 5.08(b)
Bundled Contracts	Section 1.03(d)(i)
Business	Section 12.05(b)
business day	Section 12.05(b)
Business Employee	Section 10.01(b)
Business Material Adverse Effect	Section 12.05(b)
Caller Name Services Agreement	Section 11.02
Claims	Section 1.02(a)(ii)
Clean Team Agreement	Section 5.02
Closing	Section 2.01
Closing Date	Section 2.01
Code	Section 3.08(a)
Competing Activities	Section 11.08
Confidentiality Agreement	Section 5.03(a)
Conscious Breach	Section 12.03(b)
Consent	Section 1.03(a)
Contracts	Section 1.02(a)(i)
control	Section 12.05(b)
Copyrights	Section 12.05(b)
Core Ancillary Agreements	Section 11.02
CSPs	Section 12.05(b)
Disputed Accounts	Section 11.06(b)(ii)
Dormant Contract	Section 1.03(e)
ERISA Affiliate	Section 12.05(b)
Escrow Agent	Section 2.02(c)
Escrow Agreement	Section 12.05(b)
Escrow Amount	Section 2.02(b)(i)
Escrow Fund	Section 2.02(c)

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Exchange Act	Section 12.05(b)
Excluded Assets	Section 1.02(b)
Excluded Taxes	Section 3.08(a)
Exit Transaction	Section 11.08
Financial Statements	Section 3.04(a)
Fundamental Reps	Section 6.02(a)
GAAP	Section 12.05(b)
Governmental Entity	Section 3.03
HSR Act	Section 3.03
Inbound License Agreements	Section 12.05(b)
Included Taxes	Section 3.08(a)
Indemnified Party	Section 8.03(a)
Indemnifying Party	Section 8.03(a)
Intellectual Property	Section 12.05(b)
Interim Statement	Section 3.04(a)
Judgment	Section 3.03
knowledge of Purchaser	Section 12.05(b)
knowledge of Seller	Section 12.05(b)
Liabilities	Section 1.04(a)
Licensed Source Code	Section 5.09(f)
LIDB	Section 12.05(b)
Liens	Section 3.05(a)
Losses	Section 8.01
Marks	Section 12.05(b)
Network Services Agreement	Section 11.02
Ordinary Course of Business	Section 3.05(a)
Outbound License Agreements	Section 12.05(b)
Outside Date	Section 7.01(a)(iv)
Patents	Section 12.05(b)
Permitted Lien	Section 3.05(a)
Permitted Representatives	Section 5.02
person	Section 12.05(b)
Personally Identifiable Information	Section 3.20(a)
Plan	Section 12.05(b)
Post-Closing Tax Period	Section 3.08(a)
Pre-Closing Tax Period	Section 3.08(a)
Pro Forma Financials	Section 5.08(c)
Proceeding	Section 1.04(a)(ii)
Property Taxes	Section 3.08(a)
Purchase Price	Section 1.01
Purchaser	Preamble
Purchaser Indemnitees	Section 8.01
Purchaser Licensed IP	Section 5.09(b)

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Purchaser Material Adverse Effect	Section 4.01
Purchaser Protected Parties	Section 12.15(b)
Restricted Entities	Section 11.08
Retained Liabilities	Section 1.04(b)
Retained Litigation	Section 1.02(b)(iv)
Retained Receivables	Section 1.02(b)(iii)
SAS 100 Financials	Section 5.08(b)
Seller	Preamble
Seller Disclosure Schedule	Article III
Seller Indemnitees	Section 8.02
Seller Licensed IP	Section 5.09(a)
Seller Protected Parties	Section 12.15(a)
Seller Representatives	Section 5.03(b)
Seller Subsidiaries	Recital A
Shared Contract Obligations	Section 1.03(d)(ii)
Shared Contract Rights	Section 1.03(d)(ii)
Shared Contracts	Section 1.03(d)(i)
Software Applications	Section 5.09(a)
Specified Contracts	Section 3.07(e)
Specified Contracts Rep	Section 8.04(a)
Straddle Period	Section 3.08(a)
subsidiary	Section 12.05(b)
Tax or Taxes	Section 3.08(a)
Tax Rep	Section 8.07(a)
Tax Return	Section 3.08(a)
Taxing Authority	Section 3.08(a)
Third Party Claim	Section 8.03(a)
Top Customers	Section 3.18
Top Supplier	Section 3.18
Trade Secrets	Section 12.05(b)
Transfer Taxes	Section 3.08(a)
Transferred Assets	Section 1.02(a)
Transferred Bids	Section 1.02(a)(xi)
Transferred Contracts	Section 1.02(a)(i)
Transferred Contracts Schedule	Section 1.02(a)(i)
Transferred Employee	Section 10.01(a)
Transferred Intellectual Property	Section 1.02(a)(vi)
Transferred Registered IP	Section 1.02(a)(v)
Transition Services Agreement	Section 11.02
TSA Deductible	Section 8.04(a)
willful and material breach	Section 7.02

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ASSET PURCHASE AGREEMENT
ASSET PURCHASE AGREEMENT, dated as of September 9, 2015 (this “Agreement”), between Transaction Network Services, Inc., a Delaware corporation (“Seller”), and NeuStar, Inc., a Delaware corporation (“Purchaser”).
RECITALS
A.    Seller, directly or indirectly through certain of its wholly owned subsidiaries (collectively, the “Seller Subsidiaries”), engages in the Business.
B.    Seller wishes to sell, and cause the Seller Subsidiaries to sell, to Purchaser, and Purchaser wishes to purchase from Seller and the Seller Subsidiaries, the Transferred Assets, upon the terms and subject to the conditions of this Agreement.
C.    Purchaser has agreed to assume from Seller and the Seller Subsidiaries the Assumed Liabilities, upon the terms and subject to the conditions of this Agreement.
D.    At the Closing, Purchaser and Seller and certain of their subsidiaries intend to enter into the Transition Services Agreement, the Network Connectivity Agreement and the Caller Name Services Agreement, each of which will govern certain relationships between the parties after the Closing.
NOW, THEREFORE, the parties hereby agree as follows:
ARTICLE I
Purchase and Sale of Transferred Assets

SECTION 1.01    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to, and agrees to cause the Seller Subsidiaries to, sell, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller and the Seller Subsidiaries, all of Seller’s and the Seller Subsidiaries’ right, title and interest in, to and under the Transferred Assets as of the Closing, free and clear of all Liens other than Permitted Liens, for (i) a purchase price of $220,000,000 (the “Purchase Price”), payable as set forth in Section 2.02(b)(i), and (ii) the assumption of the Assumed Liabilities. The purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities are collectively referred to in this Agreement as the “Acquisition”.
SECTION 1.02    Transferred Assets and Excluded Assets.
(a)    The term “Transferred Assets” means all of Seller’s and the Seller Subsidiaries’ right, title and interest in, to and under the following assets, properties and rights, wherever located, whether tangible or intangible, accrued or contingent, as they exist at the time of

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Closing, in each case, other than (A) the Excluded Assets and (B) as otherwise provided in this Section 1.02(a):
(i) subject to Section 1.03, all contracts, licenses, indentures, agreements, commitments, statements of work and other legally binding instruments or arrangements, whether written or oral (collectively, “Contracts”) set forth in Section 1.02(a)(i) of the Seller Disclosure Schedule (the “Transferred Contracts Schedule”), and all other Contracts to which Seller or any of the Seller Subsidiaries is a party or by which Seller or any of the Seller Subsidiaries is bound (A) that are used or held for use exclusively in, or (B) if not exclusive, to the extent used or held for use in, the operation or conduct of the Business, but excluding any Dormant Contract (the “Transferred Contracts”);
(ii) all rights, Claims and causes of action of Seller or any of the Seller Subsidiaries to the extent arising out of, relating to or in respect of any Transferred Asset or any Assumed Liability, other than (A) any such items arising under insurance policies of Seller or any of the Seller Subsidiaries (other than any insurance proceeds received by Seller or any of the Seller Subsidiaries on account of losses that occur with respect to the Transferred Assets after the Closing), and (B) all of Seller’s or any of the Seller Subsidiaries’ rights to assert claims, demands, actions, suits and causes of action, whether class, individual or otherwise in nature, in law or in equity, including any claim, demand, action, suit or cause of action for damages, injunctive relief, declaratory relief or other relief under the antitrust laws of any foreign country or the United States or any State thereof, unfair competition, unfair practices, price discrimination, unitary pricing, consumer protection, fraud prevention or trade practice laws (in any such case, domestic or foreign) (collectively, “Claims”), that Seller or any of the Seller Subsidiaries, in any capacity, ever had, now has or may or shall have in the future, whether known or unknown, arising out of, relating to or in respect of (x) the Business’s purchase or procurement of any good, service or product or (y) Seller’s or any of the Seller Subsidiaries’ purchase or procurement of any good, service or product for, or on behalf of, the Business, in either case of (x) or (y), at any time up until the Closing and not relating to an Assumed Liability, along with any and all recoveries by settlement, judgment or otherwise in connection with any such Claims;
(iii) to the extent permitted by Applicable Law, all personnel and employment records that relate to the Transferred Employees, provided, that Seller shall be permitted to retain copies thereof;
(iv) all items of equipment, hardware, servers, data storage systems, networking hardware, power supplies or conditioning equipment and other tangible personal property that is used or held for use primarily in the operation or conduct of the Business, including all such items set forth on Section 1.02(a)(iv) of the Seller Disclosure Schedule;

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(v) all Patents, registered Marks, registered Copyrights, and applications for any of the foregoing set forth on Section 1.02(a)(v) of the Seller Disclosure Schedule, and all causes of action for infringement of, and, in the case of registered Copyrights, all tangible embodiments of, any of the foregoing (the “Transferred Registered IP”);
(vi) subject to the license set forth in Section 5.09, (A) all Intellectual Property (other than the Transferred Registered IP) owned by Seller or any Seller Subsidiary that is used or held for use exclusively in, or is used or held for use primarily in the operation or conduct of the Business, and (B) tangible embodiments of, and causes of action for infringement or misappropriation of, any of the foregoing, including the software applications and other items that are set forth on Section 1.02(a)(vi) of the Seller Disclosure Schedule (and any source code and tangible embodiments thereof) (collectively, and together with the Transferred Registered IP, the “Transferred Intellectual Property”);
(vii) all books of account, ledgers, general, financial, accounting records and files, invoices, customers’ and suppliers’ lists, other distribution lists, billing records, sales and promotional literature (including marketing, advertising, promotional, sales and training materials), manuals and customer and supplier correspondence (in all cases, in any form or medium) owned by Seller or any of the Seller Subsidiaries (A) that are used or held for use exclusively in, or (B) if not exclusive, copies of the same, to the extent used or held for use in the operation or conduct of the Business, except to the extent relating to an Excluded Asset or a Retained Liability;
(viii) all credits, prepaid expenses, deferred charges, advance payments, security deposits and other prepaid items (A) that are used or held for use exclusively in, or (B) if not exclusive, to the extent used or held for use in, the operation or conduct of the Business; provided, that the amounts described in this Section 1.02(a)(viii) shall be decreased by the aggregate amount of upfront credits paid by Seller or a Seller Subsidiary to a customer that are listed in Section 1.02(a)(viii) of the Seller Disclosure Schedule;
(ix) all guarantees, warranties, indemnities and similar rights in favor of Seller or any Seller Subsidiary in respect of any Transferred Asset or any Assumed Liability;
(x) all goodwill, going concern value and other intangible assets generated by, or primarily related to or primarily associated with the Business; and
(xi) all pending bids, proposals or offers to enter into Contracts (A) that are to be used or held for use exclusively in, or (B) if not exclusive, to the extent to be used or held for use in, the operation or conduct of the Business, but excluding any Dormant Contract (collectively, the “Transferred Bids”).
(b) Notwithstanding anything to the contrary contained in this Agreement, the Transferred Assets shall not include any assets or rights other than the assets specifically

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listed or described in Section 1.02(a). Without limiting the generality of the foregoing, the Transferred Assets shall expressly exclude the following assets (collectively, the “Excluded Assets”), none of which shall be sold, transferred, assigned or delivered to Purchaser:
(i) all assets identified in Section 1.02(b)(i) of the Seller Disclosure Schedule;
(ii) all cash, bank accounts, cash equivalents or securities of Seller or any of the Seller Subsidiaries;
(iii) all accounts receivable, notes receivable and similar rights to receive payments of Seller or any of the Seller Subsidiaries at the Closing arising out of, relating to or in respect of the operation or conduct of the Business prior to the Closing (the “Retained Receivables”);
(iv) all rights, Claims and causes of action of Seller or any of the Seller Subsidiaries to the extent arising out of, relating to or in respect of the matters set forth in Section 1.02(b)(iv) of the Seller Disclosure Schedule (the “Retained Litigation”), any other Excluded Asset or any Retained Liability, including (A) any such items arising under insurance policies of Seller or any of the Seller Subsidiaries (other than any insurance proceeds received by Seller or any of the Seller Subsidiaries on account of losses that occur with respect to the Transferred Assets after the Closing) and (B) all Claims that Seller or any of the Seller Subsidiaries, in any capacity, ever had, now has or may or shall have in the future, whether known or unknown, arising out of, relating to or in respect of (x) the Business’s purchase or procurement of any good, service or product or (y) Seller’s or any of the Seller Subsidiaries’ purchase or procurement of any good, service or product for, or on behalf of, the Business, in either case of (x) or (y), at any time up until the Closing and not relating to an Assumed Liability, along with any and all recoveries by settlement, judgment or otherwise in connection with any such Claims;
(v) all guarantees, warranties, indemnities and similar rights in favor of Seller or any of the Seller Subsidiaries in respect of any Excluded Asset or any Retained Liability;
(vi) the Plans, and any assets thereof;
(vii) personnel and employment records for employees and former employees of the Business who are not Transferred Employees;
(viii) any shares of capital stock or other equity interests of Seller, any Seller Subsidiary or any of their respective affiliates;
(ix) any refunds or credits, claims for refunds or credits or rights to receive refunds or credits from any Taxing Authority with respect to Excluded Taxes;

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(x) any records (including accounting records) related to Taxes paid or payable by Seller, any of the Seller Subsidiaries or any of their respective affiliates and all financial and Tax records relating to the Business that form part of Seller’s, any of the Seller Subsidiaries’ or any of their respective affiliates’ general ledger;
(xi) all records prepared in connection with the sale of the Business (or any portion thereof), including bids received from third persons and analyses relating to the Business (or any portion thereof);
(xii) all rights of Seller or any of the Seller Subsidiaries under this Agreement and the Ancillary Agreements and any other agreements, certificates and instruments delivered in connection with this Agreement and the Ancillary Agreements;
(xiii) all real property, leaseholds in or leases of real property and other interests in real property of Seller or any of the Seller Subsidiaries, together with Seller’s or the applicable Seller Subsidiary’s, right, title and interest in and to all buildings, improvements and fixtures thereon and all other appurtenances thereto; and
(xiv) all Intellectual Property owned or used by Seller or any Seller Subsidiary (other than the Transferred Intellectual Property or another Transferred Asset), including the TNS trademark and logo.
SECTION 1.03    Efforts to Obtain Consents; Failure to Obtain Consents; Shared Contracts; Dormant Contracts.
(a) Prior to the Closing, each of Seller and Purchaser will, in cooperation with the other, use its, and cause its affiliates to use their, reasonable best efforts to obtain all consents, approvals and authorizations (each, a “Consent”) from any non-governmental third person necessary or advisable in connection with the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements, including all Consents required in connection with the transfer or assignment of the Transferred Contracts to Purchaser, provided, that such reasonable best efforts shall not require the payment of any consideration (monetary or otherwise) to, or the concession or provision of any right to, or the amendment or modification in any manner adverse to Purchaser or Seller of any Contract with, any such third person. Each of Seller and Purchaser shall provide the other with any information reasonably requested by the other regarding such efforts to obtain Consents, including the status and substance of any discussions with customers of the Business regarding such Consents or the Acquisition and other transactions contemplated by this Agreement and the Ancillary Agreements.
(b) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign, directly or indirectly, any asset or any claim or right (including any Transferred Contract) or any benefit arising under or resulting from such asset or claim or right if an attempted direct or indirect transfer or assignment thereof, without the Consent of a third party, would constitute a breach, default, violation or other contravention of the rights of such third party, would be ineffective with respect to any party

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to an agreement concerning such asset, claim or right, would violate an Applicable Law, or would in any way adversely affect the rights of Seller or any of the Seller Subsidiaries or, upon transfer, Purchaser under such asset, claim or right. If any direct or indirect transfer or assignment by Seller or any of the Seller Subsidiaries to Purchaser, or any direct or indirect acquisition or assumption by Purchaser, of any interest in, or liability, obligation or commitment under, any asset, claim or right requires the Consent of a third party, then such transfer, assignment, acquisition or assumption shall be made subject to such Consent being obtained. Purchaser agrees that, provided that Seller has complied with its obligations in this Section 1.03, and except as otherwise set forth in this Agreement (including Section 1.04(b)(vi)), neither Seller nor any of the Seller Subsidiaries shall have any liability to Purchaser as a result of the failure, in and of itself, to obtain any such Consent that may be required in connection with the transactions contemplated by this Agreement.
(c) If any such Consent is not obtained prior to the Closing, the Closing shall (subject to the satisfaction or waiver of the conditions set forth in Article VI) nonetheless take place on the terms set forth herein and, thereafter until any such Consent is obtained, (i) each of Seller and Purchaser shall, in cooperation with the other, continue to use its reasonable best efforts after the Closing to obtain such Consent as promptly as practicable after the Closing, provided, that such reasonable best efforts shall not require the payment of any consideration (monetary or otherwise) to, or the concession or provision of any right to, or the amendment or modification in any manner adverse to Purchaser or Seller of any Contract with, any third person, and (ii) Seller and Purchaser shall cooperate (at their own expense) in any lawful and reasonable arrangement reasonably proposed by Purchaser under which (A) Purchaser shall obtain (without infringing upon the legal rights of such third party or violating any Applicable Law) the economic claims, rights and benefits (net of the amount of any related Tax costs imposed on Seller, any of the Seller Subsidiaries or any of their respective affiliates) under the asset, claim or right with respect to which the Consent has not been obtained in accordance with this Agreement and (B) Purchaser shall assume any related economic burden (including, without duplication for any Tax offset referred to in clause (A) above, the amount of any related Tax costs imposed on Seller, any of the Seller Subsidiaries or any of their respective affiliates) with respect to the asset, claim or right with respect to which the Consent has not been obtained in accordance with this Agreement.
(d) Shared Contracts.
(i) Seller has listed on Section 1.03(d)(i) of the Seller Disclosure Schedule all Transferred Contracts which have rights or obligations affecting both the Business, on the one hand, and other Seller businesses, on the other hand (the “Shared Contracts”). Seller has listed on Section 1.03(d)(iii) of the Seller Disclosure Schedule Shared Contracts that are “bundled contracts” under which the customer purchases products and services both from the Business and from other Seller businesses, but where the amount paid by the customer is not allocated between those products and services of the Business and those products and services of the other Seller businesses (such subset of the Shared Contracts, the “Bundled Contracts”).

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(ii) Notwithstanding anything to the contrary in this Agreement, the Transferred Assets shall include only those provisions and rights under each Shared Contract to the extent that they relate to the Business and are attributable to the period on and after the Closing under a Shared Contract (such provisions and rights, the “Shared Contract Rights”) and the Assumed Liabilities shall include only those provisions and obligations under each Shared Contract to the extent they relate to the Business and are attributable to the period on and after the Closing under a Shared Contract (such provisions and obligations, the “Shared Contract Obligations”). All provisions of, and rights and obligations which arise under, a Shared Contract other than the Shared Contract Rights and the Shared Contract Obligations shall be Excluded Assets and Retained Liabilities.
(iii) Each of Seller and Purchaser will, in cooperation with the other, use its reasonable best efforts both before and after the Closing to effect the assignment of the Shared Contract Rights and the Shared Contract Obligations to Purchaser by, among other things, amending the Shared Contracts to separately assign the Shared Contract Rights and the Shared Contract Obligations to Purchaser and, if necessary or deemed desirable by Seller or Purchaser, to execute new contracts with respect thereto, provided, that such reasonable best efforts shall not require the payment of any consideration (monetary or otherwise) to, or the concession or provision of any right to, or the amendment or modification in any manner adverse to Purchaser or Seller of any Shared Contract with, any third person. Unless otherwise agreed by Purchaser (which such agreement may be withheld in Purchaser’s sole discretion), such amendments and new contracts shall be on pricing terms equal to the terms applicable to the Business under the associated Shared Contract (unless such Shared Contract is a Bundled Contract, in which case such pricing shall be on terms consistent with those set forth in Section 1.03(d)(iii) of the Seller Disclosure Schedule) and shall otherwise be on terms and conditions (except for any de minimis changes) no less favorable to Purchaser than the terms and conditions applicable to the Business under the associated Shared Contract.
(iv) After the Closing, with respect to any Bundled Contract that has not been un-bundled (i.e., any Bundled Contract where the customer continues to pay Seller in a manner that does not allocate between the products and services of the Business and the products and services of the other Seller businesses), Seller shall not grant to the customer any credit, rebate or other discount with respect to the products and services of the Business provided thereunder without the prior written consent of Purchaser.
(e) Dormant Contracts. Section 1.03(e) of the Seller Disclosure Schedule lists all Contracts of the Business that have generated revenue since January 1, 2015, but that are no longer generating revenue and have become dormant, even though such Contracts have not been terminated as of the date hereof (each such Contract, a “Dormant Contract”). Within 30 days of the date hereof, Seller shall amend Section 1.03(e) of the Seller Disclosure Schedule to list all Contracts of the Business that have generated revenue since January 1, 2014 but that have not generated revenue since January 1, 2015, and have thereby become dormant,

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even though such Contracts have not been terminated as of the date hereof (each such Contract, also a “Dormant Contract”). If any Dormant Contract ceases to be dormant (that is, such formerly Dormant Contract generates revenue or costs) following the date hereof (whether prior to or after the Closing), Seller shall promptly notify Purchaser of such change and the parties shall promptly amend the Transferred Contracts Schedule to add such formerly Dormant Contract. Additionally, at any time (whether prior to or after the Closing), Purchaser shall have the option, exercisable in its reasonable discretion, to elect that any Dormant Contract, for which the related customer is requesting services, be added to the Transferred Contracts Schedule, and upon any such election, the parties shall promptly amend the Transferred Contracts Schedule to add such Dormant Contract. For the avoidance of doubt, any Dormant Contract that is added to the Transferred Contracts Schedule under this Section 1.03(e) shall be deemed a Transferred Contract as of the date hereof for all purposes hereunder (including Sections 1.03(a) through 1.03(c)).
SECTION 1.04    Assumption of Liabilities.
(a) Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Closing, and shall pay, perform and discharge when due, the following obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due (collectively, “Liabilities”),, in each case solely to the extent each such Liability (x) first arises after the Closing and (y) arises out of, relates to or are in respect of events, occurrences or states of fact existing or occurring after the Closing, and excluding in all cases any Retained Liabilities (collectively, the “Assumed Liabilities”):
(i) all Liabilities under the Transferred Contracts;
(ii) all Liabilities to the extent arising out of, relating to or in respect of any and all services and products manufactured or sold by the Business from and after the Closing, including any such Liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, product liability, merchantability and similar claims or suits, actions or proceedings (a “Proceeding”) relating to any such Liabilities;
(iii) all Liabilities (including any defense costs, third-party legal fees and similar expenses) in respect of Proceedings and claims to the extent arising out of, relating to or in respect of the Transferred Assets, the Business or the operation or conduct of the Business;
(iv) all Taxes to the extent arising out of, relating to or in respect of the Transferred Assets, the Business or the operation or conduct of the Business by Purchaser for all Post-Closing Tax Periods;
(v) all Included Taxes;

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(vi) all Liabilities relating to Transferred Intellectual Property, and all Claims relating to Transferred Intellectual Property;
(vii) all Liabilities arising out of any purchase, service or promotion order issued pursuant to any Transferred Contract;
(viii) all Liabilities associated with or arising in connection with the deferred revenue of the Seller or the applicable Seller Subsidiary set forth in Section 1.04(a)(viii) of the Seller Disclosure Schedule to the extent that the Seller or the applicable Seller Subsidiary has received payment from the customer with respect to such Liabilities prior to the Closing and has transferred the amount of such payment to Purchaser pursuant to Section 1.02(a)(viii); and
(ix) all other Liabilities to the extent arising out of, relating to or in respect of, the Purchaser’s operation of the Transferred Assets or the Business after the Closing, including any Liability of Purchaser or its affiliates with respect to a Transferred Employee that arises on or after the time such Transferred Employee becomes an employee of Purchaser or one of its affiliates.
(b) Notwithstanding any other provision of this Agreement, Purchaser shall not assume any Retained Liability, each of which shall be retained and paid, performed and discharged when due by Seller or the applicable Seller Subsidiary. The term “Retained Liabilities” means:
(i) all Excluded Taxes;
(ii) all Liabilities of Seller or any of the Seller Subsidiaries to the extent arising out of, relating to or in respect of the Excluded Assets, including the Retained Litigation;
(iii) all Liabilities related to the Plans, regardless of when arising;
(iv) all accounts payable of Seller or any of the Seller Subsidiaries;
(v) all Liabilities of Seller or any Seller Subsidiary to the extent arising out of, relating to or in respect of the operation or conduct by Seller or any of its affiliates of any business other than the Business;
(vi) all Liabilities of Seller or any Seller Subsidiary (A) to the extent arising out of, relating to or in respect of any actual or alleged breach by Seller or any Seller Subsidiary of, or nonperformance by Seller or any Seller Subsidiary under, any Contract (including any Transferred Contract) on or prior to the Closing Date (including any breach of any Transferred Contract that occurs with respect to or as a result of the consummation of the Acquisition), or (B) accruing under any Transferred Contract with respect to any period prior to the Closing;

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(vii) all indebtedness of the Seller and its affiliates, including (A) indebtedness for borrowed money, (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments, (C) obligations for the deferred purchase price of property or services or in respect of any title retention agreements, (D) obligations under capitalized leases, (E) obligations in respect of letters of credit, bankers’ acceptance or similar credit transactions, (F) obligations in respect of swaps or derivatives and (G) guarantees of the foregoing types of obligations;
(viii) all Liabilities of Seller or any Seller Subsidiary (including all Liabilities pursuant to environmental laws) to the extent arising out of, relating to or in respect of any real property, leaseholds in or leases of real property or other interests in real property;
(ix) all Liabilities of Seller or any Seller Subsidiary to the extent arising out of, relating to or in respect of (A) any Proceeding or claim pending or, to the knowledge of Seller, threatened as of the Closing or (B) any actual or alleged violation by Seller or any of its affiliates of any Applicable Law prior to the Closing (including any such law related to privacy);
(x) all Liabilities of Seller or any Seller Subsidiary to the extent arising out of, relating to or in respect of the infringement, misappropriation or misuse of Intellectual Property, in each case solely to the extent such Liabilities relate to events, occurrences or states of fact existing or occurring prior to the Closing;
(xi) all Liabilities of Seller or any Seller Subsidiary to the extent arising out of, relating to or in respect of any services or products rendered, manufactured or sold by the Business prior to the Closing, including any such Liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, product liability, merchantability and similar claims or Proceeding relating to any such Liabilities;
(xii) all Liabilities of Seller or any Seller Subsidiary to the extent arising out of, relating to or in respect of the employment or the termination of the employment of any employee or former employee of the Business (other than Liabilities with respect to the employment of any Transferred Employee by Purchaser or any of its affiliates);
(xiii) all credits, refunds or other analogous rights to reductions or offsets granted to any customer under any Transferred Contract that can be used by such customer to offset or otherwise reduce amounts owed by such customer under such Transferred Contract; provided, however, that with respect to those customer credits set forth in Section 1.04(b)(xiii) of the Seller Disclosure Schedule, only the portion of such credits that relate to the pre-Closing period shall be a “Retained Liability”, and the portion of such credits that relate to the post-Closing period shall be an “Assumed Liability”;

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(xiv) all Liabilities of Seller or any Seller Subsidiary to any of their affiliates; and
(xv) all other Liabilities of Seller or any of the Seller Subsidiaries (including environmental liabilities) to the extent arising out of, relating to or in respect of (A) the Excluded Assets or any other assets of Seller or any of the Seller Subsidiaries that are not Transferred Assets, or (B) the Business or the operation or conduct of the Business (in the case of this clause (B), with respect to events, occurrences or states of fact existing prior to the Closing).
For purposes of this Section 1.04(b), references to “Seller” or any “Seller Subsidiary” shall be deemed to include any predecessors to Seller or such Seller Subsidiary and any person with respect to which Seller or such Seller Subsidiary is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise).
ARTICLE II
Closing

SECTION 2.01    Closing. The closing of the Acquisition (the “Closing”) shall take place at the offices of Sidley Austin, Los Angeles, CA, 90067, at 7:00 a.m., Los Angeles time, on the second business day following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Section 6.01, or, if on such day any other condition set forth in Article VI has not been satisfied (or, to the extent permitted, waived by the party or parties entitled to the benefit thereof), on the second business day after all the conditions set forth in Article VI have been satisfied (or, to the extent permitted, waived by the party or parties entitled to the benefit thereof), or at such other place, time and date as may be agreed by Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall be deemed to be effective as of the close of business on the Closing Date.
SECTION 2.02    Transactions To Be Effected at the Closing. At the Closing:
(a) Seller shall deliver or cause to be delivered (by the applicable Seller Subsidiary or other appropriate third person) to Purchaser:
(i) such appropriately executed deeds, bills of sale, assignments and other instruments of transfer relating to the Transferred Assets in form and substance reasonably satisfactory to Purchaser;
(ii) duly executed assignments of the U.S. trademark registrations and applications included in the Transferred Intellectual Property, in a form suitable for recording in the U.S. Patent and Trademark Office in form and substance reasonably satisfactory to Purchaser;

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(iii) duly executed counterparts to such assumption agreements and other instruments of assumption referred to in Section 2.02(b)(ii);
(iv) such appropriately executed documentation in form and substance reasonably satisfactory to Purchaser evidencing the release of all Liens (other than Permitted Liens) on the Transferred Assets, including those Liens under the Seller’s debt facilities; and
(v) duly executed counterparts of the Transition Services Agreement, the Network Connectivity Agreement, the Caller Name Services Agreement and the Escrow Agreement;
it being understood, in each case, that such deeds, bills of sale, assignments and other instruments of transfer shall not require Seller or any of its affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement.
(b) Purchaser shall deliver or cause to be delivered to Seller and the Seller Subsidiaries:
(i) payment, by wire transfer of immediately available funds to one or more accounts designated in writing by Seller (such designation to be made at least two business days prior to the Closing Date), in an amount equal to the Purchase Price minus $10,000,000 (the “Escrow Amount”);
(ii) duly executed counterparts to such deeds, bills of sale, assignments and other instruments of transfer referred to in Section 2.02(a)(i), and appropriately executed assumption agreements and other instruments of assumption providing for the assumption of the Assumed Liabilities in form and substance reasonably satisfactory to Seller; and
(iii) duly executed counterparts of the Transition Services Agreement, the Network Connectivity Agreement, the Caller Name Services Agreement and the Escrow Agreement;
it being understood, in each case, that such assumption agreements and other instruments of assumption shall not require Purchaser or any of its affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement.
(c) Purchaser shall deposit, or cause to be deposited with Union Bank in its capacity as escrow agent under the Escrow Agreement (the “Escrow Agent”), the Escrow Amount (such amount, including any interest or other amounts earned thereon, the “Escrow Fund”).
(d) Notwithstanding anything to the contrary herein, but without limiting Purchaser’s obligations hereunder (including Purchaser’s obligation to pay the Purchase Price and Purchaser’s obligations under Article VIII), Purchaser shall be entitled at the Closing to direct that any of the Transferred Assets be transferred by Seller and the Seller Subsidiaries

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to, and any of the Assumed Liabilities be assumed from Seller and the Seller Subsidiaries by, one or more of Purchaser’s subsidiaries in lieu of any such transfer to or assumption by Purchaser.
ARTICLE III
Representations and Warranties of Seller

Except as set forth in the corresponding sections and subsections of the disclosure schedules (collectively, the “Seller Disclosure Schedule”) delivered by Seller to Purchaser on or prior to the date hereof and the documents included as part of the Seller Disclosure Schedule, Seller represents and warrants to Purchaser as follows:
SECTION 3.01    Organization and Standing; Qualification.
(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Seller Subsidiaries is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization. Each of Seller and each of the Seller Subsidiaries has full corporate, company or partnership power and authority to enable it to own, lease or otherwise hold the Transferred Assets owned, leased or otherwise held by it and to conduct the Business as presently conducted by it. Each of Seller and the Seller Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for jurisdictions where the failure to be so qualified or licensed or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.
(b) Section 3.01 of the Seller Disclosure Schedule lists each subsidiary of Seller that is a Seller Subsidiary. Each Seller Subsidiary is, directly or indirectly, wholly owned and controlled by Seller. No affiliate of Seller engages in the Business or owns or holds any assets, properties or rights used or held for use in the Business other than the Seller Subsidiaries.
SECTION 3.02    Authority; Execution and Delivery; Enforceability. Seller has full corporate power and authority to execute, deliver and perform this Agreement and the other agreements and contracts to be executed and delivered in connection with this Agreement (the “Ancillary Agreements”) to which it is, or will be, a party and to perform its obligations hereunder and thereunder and consummate the transactions contemplated to be performed and consummated by it by this Agreement and such Ancillary Agreements. Each of the Seller Subsidiaries has full corporate, company or partnership power and authority to execute, deliver and perform the Ancillary Agreements to which it is or will be a party and to perform its obligations thereunder and consummate the transactions contemplated to be performed and consummated by it by this Agreement and such Ancillary Agreements. Seller

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has taken all corporate action required by its Certificate of Incorporation and By-laws to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and to authorize the consummation of the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements. Each of the Seller Subsidiaries has taken all corporate, company or partnership action required by its comparable organizational documents to authorize the execution, delivery and performance of the Ancillary Agreements to which it is, or will be, a party and to authorize the consummation of the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements. No approval of or vote by the shareholders of Seller or any Seller Subsidiary is required in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements, including the consummation of the Acquisition. Seller has duly executed and delivered this Agreement and on or prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or will be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or will be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles. Each of the Seller Subsidiaries on or prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or will be, a party, and each Ancillary Agreement to which it is, or will be, a party will after the Closing constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.
SECTION 3.03    No Conflicts or Violations; No Consents or Approvals Required. The execution and delivery by Seller of this Agreement do not, the execution and delivery by Seller and each of the Seller Subsidiaries of each Ancillary Agreement to which it is, or will be, a party will not, and the consummation of the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements will not conflict with, or result in any breach of or constitute a default under (or an event that, with notice or lapse of time or both, would become a default), require any consent of any person pursuant to, or give to others any rights of termination, acceleration or cancellation under, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, or result in the creation of any Lien (other than Permitted Liens or Liens caused by Purchaser) upon any of the Transferred Assets under, any provision of (i) in the case of Seller, its Certificate of Incorporation or By-laws and, in the case of each of the Seller Subsidiaries, its comparable organizational documents, (ii) any Contract (including any Transferred Contract) to which Seller or any of the Seller Subsidiaries is a party or by which the Business or any of the Transferred Assets or Assumed Liabilities is bound, or (iii) any injunction, judgment, order or decree (“Judgment”) or statute, law, ordinance, legally-binding rule, executive order, code or regulation applicable to Seller or any of the Seller Subsidiaries, the Business or any of the Transferred Assets or Assumed Liabilities (“Applicable Law”), other than, in the case of clauses (ii) and (iii) above, any such items that have not had and would not reasonably be expected to have a Business Material Adverse Effect or except as set

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forth on Section 3.03 of the Seller Disclosure Schedule. No Consent, permit, authorization or approval of, or registration, declaration, notice or filing with, any Federal, state, local or foreign government, court, tribunal, arbitral body, governmental agency, authority, instrumentality, commission or regulatory body (a “Governmental Entity”), is required to be obtained or made by or with respect to Seller or any of the Seller Subsidiaries in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Agreements or the consummation of the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements, other than (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Applicable Law of any jurisdiction (together with the HSR Act, “Antitrust Laws”), (C) those that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements and (D) those the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.
SECTION 3.04    Financial Information; No Undisclosed Liabilities.
(a) Section 3.04 of the Seller Disclosure Schedule includes true and correct copies of the unaudited financial statements of the Business, which include (i) an unaudited statement of assets and liabilities included in the Transferred Assets and the Assumed Liabilities for the fiscal year ended December 31, 2014; (ii) an unaudited statement of revenues and direct expenses relating to the Transferred Assets and the Assumed Liabilities, for the fiscal year ended December 31, 2014; (iii) an unaudited statement of assets and liabilities included in the Transferred Assets and Assumed Liabilities as of June 30, 2015 (such statement of assets and liabilities, the “Interim Statement”); and (iv) an unaudited statement of revenues and direct expenses relating to the Transferred Assets and Assumed Liabilities for the 6-month period ended June 30, 2015 (collectively, the “Financial Statements”). Except as set forth on Section 3.04 of the Seller Disclosure Schedule, (w) the Financial Statements have been prepared from, and are in accordance with, the books and records of Seller and the Seller Subsidiaries pertaining to the Business, (x) the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the absence of footnotes and normal and recurring year-end adjustments, which individually and in the aggregate will not be material), (y) Seller has determined the estimates of assets, direct expenses and liabilities included in the Financial Statements as prepared in accordance with GAAP, and (z) the Financial Statements fairly and accurately present in all material respects the financial position of the Business and the results of operations of the Business, in each case, as of the date thereof and for the periods presented therein.
(b) None of the Assumed Liabilities has or contains any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, that are or would reasonably be expected to be material to the Business or the

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Transferred Assets or Assumed Liabilities, except (a) to the extent set forth in the Interim Statement, (b) for liabilities and obligations incurred in the Ordinary Course of Business since the date of the Interim Statement or (c) for liabilities and obligations arising under the Transferred Contracts (but excluding any such liabilities or obligations related to the breach or other violation of the Transferred Contracts).
SECTION 3.05    Good and Valid Title.
(a) Seller or a Seller Subsidiary has, or as of the Closing will have, good and valid title to all material Transferred Assets, other than those sold or otherwise disposed of since the date of this Agreement not in violation thereof, in each case free and clear of all mortgages, liens, charges, claims, pledges, equitable interests, options, security interests, easements, rights of first refusal, hypothecations, adverse claims and other encumbrances of any kind (collectively, “Liens”), except (i) Liens for current Taxes and other charges imposed by Governmental Entities that are not yet due and payable, or that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the Business’s books and on the applicable Financial Statements; (ii) Liens for assessments, governmental charges or levies or claims, other than Liens for Taxes, the non-payment of which are being diligently contested in good faith, or Liens arising out of judgments or awards against Seller or the Seller Subsidiaries with respect to which at the time there shall be a prosecution for appeal or there shall be a proceeding to review and, in each case, the time limit has not yet run for such an appeal or review with respect to such judgment or award, but only to the extent that, with respect to each of the foregoing Liens in this clause (ii), adequate reserves shall have been set aside on the Business’s books and on the applicable Financial Statements and disclosed to Purchaser in Section 3.05(a)(ii) of the Seller Disclosure Schedule, and no foreclosure, distraint, sale or similar proceedings shall have been commenced with respect thereto that remain unstayed for a period of sixty (60) days after their commencement; (iii) Liens of carriers, warehousemen, mechanics, laborers and materialmen and other similar statutory liens incurred in the ordinary course of business of the Business as operated by Seller and the Seller Subsidiaries, consistent with past practices (“Ordinary Course of Business”) for sums not yet due or being diligently contested in good faith, in each case, to the extent of the reserves therefor that have been set aside on the Business’s books and on the applicable Financial Statements and disclosed to Purchaser in Section 3.05(a)(iii) of the Seller Disclosure Schedule; (iv) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation and unemployment insurance or similar laws; and (v) other imperfections of title or other de minimis encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the conduct of the Business as presently conducted (each, a “Permitted Lien”). None of the Transferred Assets are physically located or otherwise held outside of the United States.
(b) This Section 3.05 does not relate to Intellectual Property, which is the subject of Section 3.06.

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SECTION 3.06    Intellectual Property.
(a) Except as would not reasonably be expected to have a Business Material Adverse Effect, Seller or a Seller Subsidiary is the exclusive owner, free and clear of all Liens (other than Permitted Liens) of the Transferred Intellectual Property and, except as set forth in Section 3.06(a) of the Seller Disclosure Schedule, no license fees in respect of any material Transferred Intellectual Property are paid to non-affiliated third parties for the use by Seller or the applicable Seller Subsidiary of the material Transferred Intellectual Property in those jurisdictions where the material Transferred Intellectual Property is being used. With respect to any Intellectual Property registrations and applications included in the Transferred Intellectual Property, Section 3.06(a) of the Seller Disclosure Schedule sets forth a list of the registration or application numbers and the jurisdictions where such Transferred Intellectual Property is registered or where applications have been filed. The registered and applied for Intellectual Property set forth on Section 3.06(a) of the Seller Disclosure Schedule is subsisting and, to the knowledge of Seller, valid and enforceable. Purchaser acknowledges and agrees that Seller does not make any representations or warranties relating to the trademark registrations and applications included in the Transferred Intellectual Property in jurisdictions other than those set forth in Section 3.06(a) of the Seller Disclosure Schedule.
(b) Neither Seller nor any of the Seller Subsidiaries has granted any license of any kind relating to any Transferred Intellectual Property, except non-exclusive licenses to end-users in the Ordinary Course of Business. Neither Seller nor any Seller Subsidiary has received in the last three years any (i) notice, claim or indemnification request asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, in each case, relating to the Business, or (ii) request that Seller or any Seller Subsidiary consider taking a license under any Patents owned by a third party that relate to the Business, in each case of (i) and (ii) that have not since been fully resolved. Except as would not reasonably expected to have a Business Material Adverse Effect, the development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, in each case, in connection with the Business, by or on behalf of Seller or any Seller Subsidiary, and all of the other activities or operations of Seller and the Seller Subsidiaries relating to the Business, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, and do not infringe upon, misappropriate, violate, dilute or constitute the unauthorized use of, any Intellectual Property of any third party. To the knowledge of Seller, no third party is misappropriating, infringing, diluting or violating any Transferred Intellectual Property in a material manner. No material claims are pending or, to the knowledge of Seller, threatened as of the date of this Agreement against Seller or any of the Seller Subsidiaries by any person claiming that the use of the Transferred Intellectual Property in the operation or conduct of the Business infringes the Intellectual Property rights of any person.
(c) Each of Seller and the Seller Subsidiaries has taken reasonable steps to protect its rights in the Transferred Intellectual Property and at all times has maintained the confidentiality of all information that constitutes a Trade Secret included in the Transferred Intellectual Property.

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(d) Seller and the Seller Subsidiaries have all right, power and authority to grant the license contemplated to by granted by Seller and Seller Subsidiaries to Purchaser and its affiliates in Section 5.09.
(e) Except for the Transferred Contracts or as set forth in the Transition Services Agreement, neither the Seller nor any Seller Subsidiary is a party to any of the following that relate to the Business: (i) Inbound License Agreements, (ii) Outbound License Agreements, (iii) Contracts limiting Seller’s or any of the Seller Subsidiaries’ rights to use or enforce Intellectual Property in any material respect, including covenants not to sue and co-existence agreements, or (iv) Contracts including any assignment by the Seller or a Seller Subsidiary of Intellectual Property that is material to the Business in the last 12 months.
SECTION 3.07    Contracts.
(a) Section 3.07(a) of the Seller Disclosure Schedule lists:
(i) all Contracts as are in effect as of the date hereof forming part of the Business or by which the Business or any of the Transferred Assets or Assumed Liabilities are bound, including any Dormant Contracts;
(ii) any Transferred Contract that limits or purports to limit the ability of the Business or any person to compete in any line of business or with any person or in any geographic area or during any period of time, or that restricts the right of the Business or any person to sell to or purchase from any person or to hire any person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights; and
(iii) any Transferred Contract with a Top Customer or Top Supplier that requires a consent of or notice to a third person in connection with the consummation of the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements, or that otherwise contains a provision relating to “assignment” or “change of control” that would be violated or triggered by, or would prohibit or delay the consummation of, the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements.
(b) Seller has made available to Purchaser true and correct copies of all Transferred Contracts (including all amendments, waivers, renewals, extensions and other modifications thereto). Except as set forth in Section 3.07(b)(i) of the Seller Disclosure Schedule there are no oral contracts or agreements, or other unwritten arrangements or understandings, that amend, modify or otherwise impact the terms of the Transferred Contracts from such copies made available to Purchaser, nor is the Business providing any product or service to any customer, or providing any pricing to any customer, that is not documented in a written Transferred Contract. The Transferred Contracts are, and shall continue to be upon consummation of the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements, in full force and effect (subject to any required consents listed in Section 3.03 of the Seller Disclosure Schedule) and are legal, valid, binding and

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enforceable against Seller and the Seller Subsidiaries and, to the knowledge of Seller, the other persons party thereto, in accordance with their respective terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles. Except as set forth on Section 3.07(b)(ii) of the Seller Disclosure Schedule, Seller and each Seller Subsidiary and, to the knowledge of Seller, each other person party thereto, is in compliance in all material respects with the terms of each Transferred Contract, and there has not occurred any material breach, violation or default (or event that, with or without the giving of notice or lapse of time, would constitute a material breach, violation or default) by Seller or any Seller Subsidiary, or to the knowledge of Seller, any other person party thereto. Except as set forth on Section 3.07(b)(iii) of the Seller Disclosure Schedule or for notices received after the date hereof, (A) neither Seller nor any of its affiliates has received any claim or notice (whether written or, to the knowledge of Seller, oral) of any purported breach, violation or default of any Transferred Contract or of any dispute thereunder (excluding any such notices which have been withdrawn, or for which the underlying breach, violation or default, or dispute, has been cured or resolved) and (B) neither Seller nor any of its affiliates have received notice (whether written or, to the knowledge of Seller, oral) from any person of the non-renewal or termination or the intent to terminate or not renew any Transferred Contract, which has not been withdrawn or which otherwise remains effective.
(c) The Business does not provide any product or service to any customer in any manner different from that described in the Transferred Contracts. Except as described in the Transferred Contracts, Seller and the Seller Subsidiaries directly provide all products and services to the customers of the Business, and do not subcontract or otherwise outsource or delegate any such obligation to third persons.
(d) Since January 1, 2015 through the date hereof, there has not occurred with respect to the Business or the Transferred Assets (i) any material disruption to the Business’s operations or any network outage, (ii) any material delay in implementing any planned build out or scheduled upgrading or maintenance activities, (iii) any material failure to comply with any performance standards or objectives set forth in any Transferred Contract, or (iv) any failure to correct any material systems deficiency or condition of which Seller has knowledge that would cause or result in any of the foregoing.
(e) Seller has made available to Purchaser true and correct copies of each Contract set forth in Section 3.07(e) of the Seller Disclosure Schedule (the “Specified Contracts”) (including all amendments, waivers, renewals, extensions and other modifications thereto). Except as set forth in Section 3.07(e)(i) of the Seller Disclosure Schedule, to the knowledge of Seller, the Business is not providing any product or service to any counterparty to a Specified Contract, or providing any pricing to any counterparty to a Specified Contract, that is not documented in the applicable Specified Contract (or one or more amendments, waivers, renewals, extensions or other modifications thereto that Seller has made available to Purchaser). The Specified Contracts are, and shall be immediately following consummation of the Acquisition, in full force and effect (subject to any required consents listed in Section 3.03 of the Seller Disclosure Schedule) and are legal, valid, binding and enforceable against

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Seller or the applicable Seller Subsidiary and, to the knowledge of Seller, the other persons party thereto, in accordance with their respective terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles. Except as set forth on Section 3.07(e)(ii) of the Seller Disclosure Schedule, to the knowledge of Seller, there has not occurred any material breach, violation or default (or event that, with or without the giving of notice or lapse of time, would constitute a material breach, violation or default) of the terms of any Specified Contract by Seller or the applicable Seller Subsidiary, or to the knowledge of Seller, any other person party thereto. Except as set forth on Section 3.07(e)(iii) of the Seller Disclosure Schedule or for notices received after the date hereof, to the knowledge of Seller, (A) neither Seller nor the applicable Seller Subsidiary has received any written claim or notice of any purported breach, violation or default by Seller or the applicable Seller Subsidiary of the terms of any Specified Contract or of any dispute thereunder (excluding any such notices which have been withdrawn, or for which the underlying breach, violation or default, or dispute, has been cured or resolved) and (B) neither Seller nor the applicable Seller Subsidiary has received written notice from any person of the non-renewal or termination or the intent to terminate or not renew any Specified Contract, which has not been withdrawn or which otherwise remains effective.
(f) As of the date hereof, all legally binding Transferred Bids are on terms and conditions that are consistent with past practice in all material respects.
SECTION 3.08    Taxes.
(a)    For purposes of this Agreement:
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Excluded Taxes” shall mean all Taxes to the extent arising out of, relating to or in respect of the Transferred Assets, the Business or the operation or conduct of the Business for all taxable periods (or portions thereof) ending on or prior to the Closing Date other than the Included Taxes.
“Included Taxes” shall mean all Taxes allocated to the Post-Closing Tax Period that are the responsibility of Purchaser pursuant to Section 9.01 and all Transfer Taxes that are the responsibility of Purchaser pursuant to Section 9.03.
“Post-Closing Tax Period” shall mean any taxable period (or portion thereof) beginning after the Closing Date.
“Pre-Closing Tax Period” shall mean any taxable period (or portion thereof) ending on or before the Closing Date.
“Property Taxes” shall mean real, personal and intangible property Taxes.

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“Straddle Period” shall mean any taxable period beginning on or prior to and ending after the Closing Date.
“Tax” or “Taxes” shall mean all forms of taxation imposed by any federal, state, provincial, local, foreign or other Taxing Authority, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding, health and other taxes of any kind, including any interest, penalties and additions thereto.
“Taxing Authority” shall mean any federal, state, provincial, local or foreign government, any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising Tax regulatory authority.
“Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any amendment made with respect thereto.
“Transfer Taxes” shall mean all sales (including bulk sales), use, value-added, transfer, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and fees arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.
(b) Except as would not result in a Tax Lien on the Transferred Assets or otherwise cause Purchaser to have liability if not filed or paid, (i) all material Tax Returns required to be filed by the Code or by applicable state, provincial, local or foreign Tax laws to the extent such Tax Returns relate to the Transferred Assets, the Business or the operation of the Business for Pre-Closing Tax Periods have been timely filed (taking into account available extensions of time to file) and (ii) all material Taxes due on or required to be paid with respect to such Tax Returns have been timely paid in full other than those being contested in good faith by appropriate proceedings.
SECTION 3.09    Proceedings. Except as set forth on Section 3.09(a) of the Seller Disclosure Schedule and except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect, there is not currently any Proceeding pending or, to the knowledge of Seller, threatened against Seller or any Seller Subsidiary with respect to the Business, the Transferred Assets or Assumed Liabilities, or that would otherwise affect the legality, validity or enforceability of this Agreement or the Ancillary Agreements. Except as set forth on Section 3.09(b) of the Seller Disclosure Schedule and except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect, there is not currently any Judgment outstanding against the Seller or any Seller Subsidiary with respect to the Business or the Transferred Assets or Assumed Liabilities. Except as set forth on Section 3.09(c) of the Seller Disclosure Schedule, Seller and the Seller Subsidiaries have not commenced, and do not have pending, any Proceeding against any person with respect to the Business or the Transferred Assets or Assumed Liabilities. This Section 3.09 does not relate to Intellectual

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Property matters or Tax matters, such items being the subject of Section 3.06 and Section 3.08, respectively.
SECTION 3.10    Absence of Changes or Events. Except as set forth on Section 3.10 of the Seller Disclosure Schedule or as expressly contemplated by this Agreement or the Ancillary Agreements, since the date of the Interim Statement and through the time period ending immediately prior to the execution of this Agreement, (a) Seller and the Seller Subsidiaries have conducted the Business only in the Ordinary Course of Business, (b) there has not been any event, change, result, occurrence, development, violation, inaccuracy, state of facts, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have or result in a Business Material Adverse Effect, and (c) Seller and the Seller Subsidiaries have not taken any action in relation to the Business, the Transferred Assets or the Assumed Liabilities that, if taken after the execution of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01.
SECTION 3.11    Compliance with Applicable Laws; Permits.
(a) Except as set forth on Section 3.11(a) of the Seller Disclosure Schedule or as, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect, other than in respect of the Excluded Assets or the Retained Liabilities, Seller and the Seller Subsidiaries are in compliance in all material respects with all Applicable Laws and their own privacy policies with respect to the Business and the ownership or use of the Transferred Assets and Assumed Liabilities, and neither Seller nor any Seller Subsidiary has received any notice of, or been charged with, the violation of any Applicable Law with respect to the Business or the Transferred Assets or Assumed Liabilities. To the knowledge of Seller, neither Seller nor the Seller Subsidiaries, with respect to the Business and the Transferred Assets and Assumed Liabilities, nor the Business, is under investigation with respect to the violation of any Applicable Law. This Section 3.11 does not relate to matters with respect to Taxes, which are the subject of Section 3.08.
(b) There are no permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Entity necessary for Seller or the Seller Subsidiaries to own, lease and operate the Transferred Assets and to carry on the Business in all material respects as currently conducted.
SECTION 3.12    Sufficiency of Transferred Assets; Capacity of Hardware.
(a) Except as contemplated by the Transition Services Agreement, the Network Connectivity Agreement and the Caller Name Services Agreement and assuming that Purchaser has the ability to provide to the Business those division and corporate-level services described in the Transition Services Agreement, the Transferred Assets constitute in all material respects all of the assets, rights and properties necessary to conduct the Business as presently conducted on the date of this Agreement.

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(b) The tangible assets included in the Transferred Assets (including servers, networking hardware, power conditioning equipment and other like equipment) have, in all material respects, sufficient capacity and capability to adequately handle at industry standard performance levels the demands placed on them by the Business, in each case, taking into account the applicable provisions of the Core Ancillary Agreements.
SECTION 3.13    Telecommunications and VoIP Services.
(a) Neither Seller nor any of the Seller Subsidiaries, with respect to the Business and the Transferred Assets and Assumed Liabilities, has (i) authority under Section 214 of the U.S. Communications Act of 1934 for the provision of telecommunications services, (ii) U.S. Certificates of Public Convenience and Necessity or other state authority to provide telecommunications services, (iii) any active tariffs for the provision of telecommunications services, or (iv) any existing service offerings that require legal authority referenced in the foregoing clauses (i), (ii) or (iii).
(b) Neither Seller nor any of the Seller Subsidiaries, with respect to the Business and the Transferred Assets and Assumed Liabilities, provides interconnected Voice over Internet Protocol service as that term is defined by the Federal Communications Commission in Section 52.12 of its rules.
SECTION 3.14    Plans. Section 3.14(a) of the Seller Disclosure Schedule sets forth a list of each material Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, each Plan has been established, operated and administered in all respects in accordance with their terms, ERISA, the Code and all other Applicable Laws. Except as set forth in Section 3.14(b) of the Seller Disclosure Schedule, no Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), would reasonably be expected to (i) result in the payment of severance or any increase in severance pay upon any termination of employment after the date of this Agreement to any Business Employee or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans with respect to any Business Employee. No Plan is subject to Title IV of ERISA and none of Seller, any Seller Subsidiary or any ERISA Affiliate has any liability or contributes to, or has in the past contributed or had an obligation to contribute to, any “multiemployer plan,” as defined in Section 3(37) of ERISA.
SECTION 3.15    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Ancillary Agreements or any of the transactions contemplated hereunder or thereunder, based upon any arrangements made by or on behalf of Seller or any of its affiliates.

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SECTION 3.16    Customer Credits; Deferred Revenue.
(a) Except as set forth on Section 3.16(a)(i) of the Seller Disclosure Schedule, no customer of the Business is entitled to any credit, refund or other analogous reduction or offset under any Transferred Contract with respect to amounts it owes or may owe to Seller or a Seller Subsidiary pursuant to such Transferred Contract. Except as set forth on Section 3.16(a)(ii) of the Seller Disclosure Schedule, since January 1, 2015 and through the date hereof, no customer of the Business was granted any material credit, refund or other analogous reduction or offset under any Transferred Contract that is not set forth or reflected in such Transferred Contract with respect to amounts it owed to Seller or a Seller Subsidiary pursuant to such Transferred Contract.
(b) Except as set forth on Section 3.16(b) of the Seller Disclosure Schedule, there is no deferred revenue associated with any Transferred Contract or other Transferred Asset, nor is there any Transferred Contract or other Transferred Asset for which the Seller or its affiliates have accepted payment from the customer but for which performance by the Seller and its affiliates of their obligations in exchange for such payment remains unsatisfied.
SECTION 3.17    Employees. No Business Employee is represented by a labor union and there have been no union organizing efforts with respect to Business Employees since January 1, 2012. Each Business Employee is legally permitted to work in the United States.
SECTION 3.18    Customers and Suppliers. Section 3.18 of the Seller Disclosure Schedule sets forth a true and correct list of (a) (i) each access customer of the Business that has generated in excess of $350,000 in revenue to the Business, (ii) each storage customer of the Business that has generated in excess of $400,000 in revenue to the Business, and (iii) each LIDB customer of the Business that has generated in excess of $250,000 in revenue to the Business or, if such number of customers is greater than 10, the top 10 largest LIDB customers of the Business, (collectively, the “Top Customers”), each based on revenue during the 6-month period ending on June 30, 2015, annualized for calendar year 2015, and the revenue associated with each during such period, and (b) (i) the four largest interconnection suppliers or service providers of the Business (if any) and (ii) the four largest other suppliers or service providers of the Business (each, a “Top Supplier”), each based on costs incurred during the 6-month period ending on June 30, 2015, annualized for calendar year 2015, and the costs associated with each during such period.
SECTION 3.19    Affiliate Transactions.. After the Closing, Purchaser will not have any obligations or liabilities to Seller or any affiliate of Seller under, nor will Seller or any affiliate of Seller have any rights with respect to the Business or the Transferred Assets under, any of the Transferred Contracts.
SECTION 3.20    Privacy and Security.
(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect, the Business (i) has complied in all

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material respects with all applicable Laws, license restrictions and consent requirements relating to privacy, data protection and the collection and use of information (including Personally Identifiable Information) gathered or accessed in the course of its operations, and (ii) maintains in all material respects all administrative, technical and physical processes and policies designed to safeguard the integrity of data and to prevent unauthorized access to, misuse or alteration of, such data necessary to comply with applicable Law and the applicable terms of any Transferred Contract and is in material compliance with such policies. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect, no claims have been asserted or, to the Knowledge of the Seller, threatened against the Seller or its affiliates (other than in respect of the Excluded Assets or the Retained Liabilities) or the Business alleging an improper use of any Person’s Personally Identifiable Information. For purposes of this Agreement, the term “Personally Identifiable Information” means data in control of the Seller or its affiliates in relation to the Business that would enable the Seller or its affiliates to identify or locate a particular Person, including, but not limited to, the name, address, telephone number, electronic mail address, social security number, bank account number or credit card number of a Person.
(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect, there has not been any material security breach or other compromise of the information technology systems of the Business or the Transferred Intellectual Property. The security systems, policies, procedures and access rules maintained by the Business are sufficient, in all material respects, for the conduct of the Business as currently conducted, and the Business is in compliance in all material respects with such policies, procedures and rules.
(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect, to the knowledge of Seller, each customer of the Business uses the services and data provided by the Business in compliance with all Applicable Laws.
ARTICLE IV
Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows:
SECTION 4.01    Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which would not reasonably be expected to have a material adverse effect on the ability of Purchaser to

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consummate the Acquisition in a timely manner or otherwise comply with the terms of this Agreement (a “Purchaser Material Adverse Effect”).
SECTION 4.02    Authority; Execution and Delivery; Enforceability. Purchaser has full corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or will be, a party and to perform its obligations hereunder and thereunder and consummate the Acquisition and the other transactions contemplated to be performed hereby and thereby. Purchaser has taken all corporate action required by its organizational documents to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is, or will be, a party and to authorize the consummation of the Acquisition and the other transactions contemplated hereby and thereby. Purchaser has duly executed and delivered this Agreement and on or prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is or will be a party, and this Agreement constitutes, and each Ancillary Agreement to which it is or will be a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles. No approval of or vote by the shareholders of Purchaser is required in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements, including the consummation of the Acquisition.
SECTION 4.03    No Conflicts or Violations; No Consents or Approvals Required. The execution and delivery by Purchaser of this Agreement do not, the execution and delivery by Purchaser of each Ancillary Agreement to which it is, or will be, a party will not, and the consummation of the Acquisition and the other transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreement will not conflict with, or result in any breach of or constitute a default under (or an event that, with notice or lapse of time or both, would become a default), require any consent of any person pursuant to, or give to others any rights of termination, acceleration or cancellation under, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser or any of its subsidiaries under, any provision of (i) the organizational documents of Purchaser or any of its subsidiaries, (ii) any Contract to which Purchaser or any of its subsidiaries is a party or by which any of its properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Purchaser or any of its subsidiaries or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect. No Consent, permit, authorization or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Agreements or the consummation of the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements, other than (A) compliance with and filings under the HSR Act, (B) the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other Antitrust Laws, (C) compliance with and

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filings under the Exchange Act, (D) those that may be required solely by reason of Seller’s (as opposed to any other third party’s) participation in the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements and (E) those the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
SECTION 4.04    Proceedings. There are not any (a) outstanding Judgments against Purchaser or any of its subsidiaries, (b) Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries or (c) investigations by any Governmental Entity that are pending or threatened against Purchaser or any of its subsidiaries that, in any such case, would reasonably be expected to have a Purchaser Material Adverse Effect.
SECTION 4.05    Availability of Funds; Solvency.
(a) Purchaser has cash available or has existing borrowing facilities which together are sufficient to enable it to consummate the Acquisition and the other transactions contemplated by this Agreement. Each of Purchaser’s obligations set forth in this Agreement and the Ancillary Agreements are not contingent or conditioned upon any person’s ability to obtain or have at Closing sufficient funds necessary for the payment of the entire Purchase Price in cash or for Purchaser to perform its respective obligations with respect to the transactions contemplated by this Agreement and the Ancillary Agreements.
(b) As of the Closing and immediately after consummating the Acquisition and the other transactions contemplated by this Agreement, Purchaser will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business, including the Business, or (iii) have incurred or plan to incur debts beyond its ability to repay such debts as they become absolute and matured.
SECTION 4.06    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Ancillary Agreements or any of the transactions contemplated hereunder or thereunder, based upon any arrangements made by or on behalf of Purchaser or any of its affiliates.

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ARTICLE V
Covenants

SECTION 5.01    Covenants Relating to Conduct of the Business.
(a) Except for matters (w) set forth in Section 5.01 of the Seller Disclosure Schedule, (x) expressly agreed to in writing in advance by Purchaser (which consent shall not, in the case of an activity described in clause (vii) or (viii) below, be unreasonably withheld, conditioned or delayed), (y) required by Applicable Law or (z) otherwise expressly contemplated by the terms of this Agreement, from the date of this Agreement through the Closing, Seller shall, and shall cause the Seller Subsidiaries to, (i) conduct the Business in all material respects in the Ordinary Course of Business and (ii) use reasonable best efforts to keep intact the Business, keep available the services of the current employees of the Business and preserve the material business relationships with customers, suppliers, distributors and others with whom Seller and the Seller Subsidiaries deal with in connection with the conduct of the Business in the Ordinary Course of Business; provided, that Purchaser acknowledges and agrees that relationships with Seller, the Seller Subsidiaries and certain of their respective affiliates providing services to the Business will terminate as of the Closing as contemplated in Section 11.02 and that such termination shall not constitute a breach of this Agreement. In addition, without limiting the generality of the foregoing, except for matters (I) set forth in Section 5.01 of the Seller Disclosure Schedule, (II) required by Applicable Law or (III) otherwise expressly contemplated by the terms of this Agreement, from the date of this Agreement through the Closing, Seller shall not, and shall not permit any of the Seller Subsidiaries to, do any of the following in connection with the Business without the prior written consent of Purchaser (which consent shall not, in the case of a consent to engage in activity described in clause (vii) below, be unreasonably withheld, conditioned or delayed):
(i) subject any Transferred Asset to, or permit any Transferred Asset to be subjected to, any Lien (other than Permitted Liens) of any nature whatsoever that would not be released at the Closing;
(ii) waive any claims or rights of material value, or cancel any indebtedness owed to the Seller or the Seller Subsidiaries that, if existing at the Closing, would be included in the Transferred Assets;
(iii) sell, lease, license or otherwise dispose of any asset, property or right (including any Intellectual Property) that, if held by Seller or a Seller Subsidiary at the Closing, would be a Transferred Asset, except for sales of de minimis quantities of obsolete assets sold or disposed of in the Ordinary Course of Business;
(iv) enter into any employment, consulting or other agreement or arrangement with any employee of the Business that would prohibit such employee from accepting employment with Purchaser;

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(v) enter into any Contract with Seller or any of its affiliates;
(vi) engage in any activity with the purpose or intent of (i) accelerating to pre-Closing periods the generation of revenue or receivables that would otherwise be expected (based on past practice) to be generated in post-Closing periods or (ii) delaying to post-Closing periods the incurrence of any Liability or the payment of any amount that would otherwise be expected (based on past practice) to be incurred or paid in pre-Closing periods;
(vii) (A) terminate or cancel any Transferred Contract or (B) renew, extend or amend or waive any Transferred Contract, unless in the case of this clause (B), (1) such Transferred Contract is renewed or extended, as the case may be, in the Ordinary Course of Business on substantially the same terms, and (2) such Transferred Contract, in the case of an amendment or waiver, is not amended or waived in any material respect;
(viii) make any legally binding Transferred Bid, or enter into any new Transferred Contract, on terms that are inconsistent with past practice in any material respect;
(ix) make, revoke or modify any material Tax election or settle or compromise any material Tax liability relating to the Business other than on a basis consistent with past practice; or
(x) agree, whether in writing or otherwise, to do any of the foregoing.
(b) Until the Closing, Seller shall and shall cause the Seller Subsidiaries to, upon any damage, destruction or loss to any asset that, if existing at the Closing would be a Transferred Asset, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to at least the condition of such asset before such event.
SECTION 5.02    Access to Information. Seller shall, and shall cause the Seller Subsidiaries to, afford to Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable prior notice during normal business hours during the period prior to the Closing, to (i) the personnel engaged in the conduct of the Business and (ii) the assets, properties, books, Contracts, commitments and records of or to the extent relating exclusively to the Business (other than the Excluded Assets); provided, however, that in each case such access does not unreasonably disrupt the normal operations of Seller or any of the Seller Subsidiaries or the Business. Notwithstanding anything to the contrary in this Agreement, neither Seller nor any Seller Subsidiary shall be required to disclose or make available to any representative of Purchaser other than the “Permitted Representatives” of Purchaser (“Permitted Representatives”) identified in the Clean Team Confidentiality Agreement between Seller and Purchaser, dated September 25, 2013 and amended on June 11, 2015 (as such list of Permitted Representatives may be amended from time to time in accordance with the terms and conditions thereof) (the “Clean Team Agreement”), any

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information regarding the Business, the Transferred Assets or the Assumed Liabilities, including with respect to the Top Customers or the Top Suppliers, that either (x) cannot be shared under Antitrust Laws prior to the Closing or (y) would reasonably be considered to be commercially sensitive. Nothing contained in this Section 5.02 shall obligate Seller, any of the Seller Subsidiaries or any of their respective affiliates to breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise; provided, however, that, subject to the immediately preceding sentence, in the case that such duty arises under Applicable Law (including Antitrust Law), Seller and Purchaser each agree to use reasonable best efforts to establish a process that will provide Purchaser with timely access to the fullest extent possible to the substance of the information required to be kept confidential under law in a manner that allows Seller to comply with such law.
SECTION 5.03    Confidentiality.
(a) Purchaser and Seller each acknowledge that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated by this Agreement and the Ancillary Agreements is subject to the terms of a Mutual Nondisclosure Agreement between Purchaser and Seller, dated as of July 30, 2013, as amended on June 11, 2015 (the “Confidentiality Agreement”). Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business (other than the Excluded Assets and the personnel engaged in the conduct of the Business that are not Transferred Employees); provided, however, that Purchaser and Seller each acknowledge that any and all other information provided to the other party under the Confidentiality Agreement shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing.
(b) Until the second anniversary of the Closing Date, Seller shall keep confidential, and shall use its reasonable best efforts to cause its subsidiaries and affiliates and its and their respective officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives (the “Seller Representatives”) to keep confidential, all information relating to the Business, except as required by Applicable Law or administrative process and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 5.03; provided, that Seller and the Seller Representatives shall not be prohibited from disclosing such information where disclosure is in connection with a routine audit or examination by a regulatory authority, bank examiner or auditor that does not explicitly reference Purchaser, the Acquisition or this Agreement.
SECTION 5.04    Reasonable Best Efforts.
(a) On the terms and subject to the conditions of this Agreement, each of Seller and Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate, as promptly as practicable, the transactions contemplated by this Agreement, including using its reasonable best efforts in (i) obtaining all necessary actions or nonactions,

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consents, clearances and approvals from Governmental Entities or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement and making all necessary registrations and filings (including filings with Governmental Entities, if any) and taking all steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Entity or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement and (ii) defending any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.
(b) Each of Seller and Purchaser shall (i) as promptly as practicable, but in no event later than 10 business days following the execution and delivery of this Agreement, file or cause to be filed with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any information required in connection therewith pursuant to the HSR Act and (ii) as promptly as practicable, make such other filings as are necessary and advisable in other jurisdictions as required by other Antitrust Laws. Any such filing, notification and report form and information shall comply with the requirements of the HSR Act or such other Antitrust Law. Each of Seller and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or such other Antitrust Law. In furtherance and not in limitation of the provisions of Section 5.04(a) and this Section 5.04(b), each party shall, and shall cause their respective affiliates to, promptly use its reasonable best efforts to avoid, eliminate or resolve each and every impediment and obtain any clearance or approval required under the HSR Act or such other Antitrust Law that may be required by any Governmental Entity for the consummation of the transactions contemplated by this Agreement.
(c) Subject to Applicable Law, Seller and Purchaser will furnish to the other such reasonable information and assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Entity and will cooperate in responding to any inquiry from a Governmental Entity, including promptly (and, in any event, within 24 hours thereof) informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Entity with respect to this Agreement (other than private or personal information pertaining to any individual applicants which may remain confidential). Seller and Purchaser shall promptly inform the other of any communication from any Governmental Entity with respect to this Agreement. The parties acknowledge that Purchaser shall direct the antitrust defense, and shall control all lawsuits or other legal Proceedings arising under any Antitrust Law. Notwithstanding anything to the contrary herein, Seller shall not make any offer, acceptance, or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed

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settlement, consent decree, commitment or remedy, timing agreement, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Purchaser.
(d) Seller and Purchaser shall be required to comply with any “Request for Additional Information and Documentary Materials” received from any Governmental Entity pursuant to the HSR Act or any other Antitrust Law. Seller and Purchaser agree to cooperate in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by this Agreement.
(e) Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be required to take or agree to take any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require or result in the sale, divestiture or other direct or indirect disposition of any assets or rights of Purchaser or any of its affiliates or any portion of the Business or any Transferred Assets or (ii) limit Purchaser’s or any of its affiliates’ freedom of action with respect to, or its or their ability to retain, consolidate or control, the Business or any of the Transferred Assets or any of Purchaser’s or its affiliates’ other assets or businesses.
SECTION 5.05    Contact with Customers and Suppliers. In connection with the parties’ obligations to cooperate pursuant to Section 1.03 to obtain any required Consents from non-governmental third persons, from the date of this Agreement to the Closing Date, Seller and Purchaser shall cooperate in communicating with the customers, suppliers and licensors of the Business concerning the transactions contemplated hereby, including Purchaser’s intentions concerning the operation of the Business following the Closing. Purchaser and its representatives shall contact or communicate with the customers, suppliers and licensors of the Business in connection with the transactions contemplated hereby only with the prior written consent of Seller (which may be given by email), which shall not be unreasonably withheld or delayed and may be conditioned upon a designee of Seller being present at any meeting or conference, provided that Seller is cooperative in making such designee reasonably available.
SECTION 5.06    Exclusivity. Seller agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, Seller shall not, and shall cause its subsidiaries and affiliates and its and their respective officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives not to (a) solicit, initiate, encourage or accept any proposal or offer that constitutes an Acquisition Proposal or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way, assist or participate in, or facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any persons conducted heretofore with respect to any of the foregoing, and shall cause all such persons to promptly return or destroy all confidential information regarding the Business previously

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delivered thereto. Seller shall notify Purchaser promptly, but in any event within 24 hours, in writing if any Acquisition Proposal, or any inquiry or other contact with any person with respect thereto, is made. Such notice to Purchaser shall indicate in reasonable detail the identity of the person making such Acquisition Proposal, inquiry or other contact and the terms and conditions of such Acquisition Proposal, inquiry or other contact. Seller shall not, and shall cause its subsidiaries and affiliates not to, release any person from, or waive any provision of, any confidentiality agreement to which Seller or any of its subsidiaries is a party that applies to confidential information of the Business, without the prior written consent of Purchaser. “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following: (i) any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) all or any portion of the capital stock of Seller or any of its subsidiaries that hold Transferred Assets or engage in the Business or (B) assets of Seller or any of its subsidiaries that, if held at the Closing, would constitute Transferred Assets, (ii) any merger, consolidation or other business combination relating to or involving Seller or any of its subsidiaries that hold Transferred Assets or engage in the Business, or (iii) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to Seller or any of its subsidiaries that hold Transferred Assets or engage in the Business.
SECTION 5.07    Notification of Certain Matters. Each of Seller and Purchaser shall give prompt written notice to the other party of (a) the occurrence or non-occurrence of any change, condition or event, the occurrence or non-occurrence of which would render any representation or warranty of such party contained in this Agreement or any Ancillary Agreement untrue or inaccurate in any material respect, (b) the occurrence of any change, condition or event that has had or is reasonably likely to have a Business Material Adverse Effect, in the case of Seller, or a Parent Material Adverse Effect, in the case of Purchaser, (c) any failure of such party or any of its subsidiaries or affiliates to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder in any material respect or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to such other party’s obligations hereunder, (d) any notice (whether written or, to the knowledge of Seller, oral) from any person (including any counterparty to a Transferred Contract) alleging that the consent of such person is or may be required in connection with, or that any Contract with any such person is or may be breached or otherwise violated in connection with, the consummation of the Acquisition and the other transactions contemplated by this Agreement or the Ancillary Agreements, (e) any notice (whether written or, to the knowledge of Seller, oral) from any Top Customer of the non-renewal or termination or the intent to terminate or not renew any Contract that would be a Transferred Contract if existing at the Closing, (f) any written notice from any counterparty (excluding any Top Customer) to a Contract that would be a Transferred Contract if existing at the Closing of the non-renewal or termination or the intent to terminate or not renew any Transferred Contract or (g) any Proceeding pending or, to such party’s knowledge, threatened against a party or the parties relating to the Acquisition and the other transactions contemplated by this Agreement or the Ancillary Agreements.

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SECTION 5.08    Financial Reporting; Audit.
(a) Prior to the Closing, Seller shall prepare and provide to Purchaser, as promptly as practicable after the end of each fiscal month (and no event later than the 20th day thereafter), a statement of assets and liabilities included in the Transferred Assets and the Assumed Liabilities as of the end of such fiscal month and a statement of revenues and direct expenses relating to the Transferred Assets and the Assumed Liabilities with respect to such fiscal month.
(b) Seller shall, and shall cause its affiliates to, use reasonable best efforts to cause the Seller’s independent auditors, Ernst & Young LLP, to complete, as promptly as practicable after the date hereof, and then deliver to Purchaser an audit of the financial statements for the Business for the year ended December 31, 2014 (the “Audit” and such audited statements, the “Audited Financials”). Seller shall, and shall cause its affiliates to, use reasonable best efforts to cause the Seller’s independent auditors, Ernst & Young LLP, to complete, as promptly as practicable after the date hereof, and then deliver to Purchaser a SAS 100 review of the financial statements for the Business for the 6-month period ended June 30, 2015 (the “SAS 100 Review”, and such reviewed financials, the “SAS 100 Financials”). The Audited Financials shall be prepared in accordance with GAAP and the Exchange Act (including Regulation S-X) and shall include all notes and other supplemental disclosures required by GAAP or the Exchange Act, and shall otherwise be in form and scope sufficient for inclusion by Purchaser in a Form 8-K filed with the US Securities and Exchange Commission after the Closing. The Audit shall include an unqualified opinion of Ernst & Young LLP and shall be accompanied by a consent to permit such opinion to be filed by Purchaser on Form 8-K and incorporated into Purchaser’s other Exchange Act and Securities Act filings. The SAS 100 Financials shall include all notes and other supplemental disclosures required by GAAP, and shall be accompanied by a customary letter from Ernst & Young regarding its SAS 100 review. All expenses incurred by Seller in connection with the Audit and the SAS 100 Review shall be borne by Seller.
(c) Prior to and after the Closing, Seller shall and shall cause its affiliates and its and their employees, auditors and other agents and representatives to cooperate with Purchaser in connection with, and use reasonable best efforts to provide to Purchaser any information (including annual, quarterly, monthly and other financial statements and information related to the Business) reasonably requested by Purchaser in connection with, the preparation by Purchaser of pro forma financial statements of Purchaser giving effect to the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements (the “Pro Forma Financials”), which such Pro Forma Financials shall be prepared in accordance with GAAP and the Exchange Act (including Regulation S-X) and shall include all notes and other supplemental disclosures required by GAAP or the Exchange Act, and shall otherwise be in a form sufficient for inclusion by Purchaser in a Form 8-K filed with the US Securities and Exchange Commission after the Closing. All expenses incurred by Seller in connection with the Pro Forma Financials shall be borne by Seller.

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(d) Without limiting the foregoing provisions of this Section 5.08, prior to and after the Closing, Seller shall and shall cause its affiliates and its and their employees, auditors and other agents and representatives to, at Purchaser’s expense, cooperate with Purchaser in connection with, and use reasonable best efforts to provide to Purchaser any information (including annual, quarterly, monthly and other financial statements and information related to the Business, whether audited or unaudited) reasonably requested by Purchaser in connection with, in compliance with any reasonable deadline imposed by Purchaser, (i) Purchaser’s or any of its affiliate’s compliance with any law or GAAP requirement applicable to it, including any requirement to file or furnish the financial statements of the Business or Transferred Assets or Assumed Liabilities or any pro forma financial statements with or to the US Securities and Exchange Commission, or to include information regarding the Business or Transferred Assets or Assumed Liabilities in any report or other document filed with or furnished to the Securities and Exchange Commission, or (ii) any securities offering or other financing by Purchaser or any of its affiliates (including the incorporation or inclusion of financial statements of the Business or Transferred Assets or Assumed Liabilities in any registration statement, prospectus, prospectus supplement, bank book or other offering document).
SECTION 5.09    Intellectual Property License. Effective as of and only upon the Closing:
(a) Subject to the terms and conditions of this Agreement, Seller and the Seller Subsidiaries hereby grant and agree to grant to Purchaser and its affiliates a non-exclusive, perpetual, irrevocable, non-sublicensable (except in the case of Software Applications (as defined below), the license rights to which may be sublicensed by Purchaser or its affiliates) and non-assignable (except as provided in Section 5.09(c) and (d)), royalty-free, fully paid up, worldwide license, in connection with the current and future operation of the Business as it may hereafter evolve, or, in the case of Software Applications (as defined below) for any other commercial purpose (excluding any commercial purpose that is directly and materially competitive with any other business of Seller, as such business exists on the date hereof), to use, reproduce, create derivative works of, distribute, copy, maintain, sell, or otherwise commercially exploit the Software Applications or products and services that incorporate, and exercise all rights under (i) all Trade Secrets that are owned by Seller and the Seller Subsidiaries and are used in connection with the Business as of or prior to Closing and (ii) the software applications (including, where indicated, the source code thereof) (“Software Applications”) set forth on Section 5.09(a) of the Seller Disclosure Schedule (collectively, the “Seller Licensed IP”). On the Closing Date, Seller shall deliver, by remote telecommunication or on such media as the parties may agree, copies of all software (in source and object code form) and tangible embodiments thereof included in the Seller Licensed IP.
(b) Subject to the terms and conditions of this Agreement, Purchaser hereby grants and agrees to grant to Seller and the Seller Subsidiaries a non-exclusive, perpetual, irrevocable, non-sublicensable and non-assignable (except as provided in Section 5.09(c) and (d)), royalty-free, fully paid-up, worldwide license, in connection with the current and future

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operation of their businesses as each may hereafter evolve, to use, reproduce, create derivative works of, distribute or otherwise commercially exploit products that incorporate, and exercise all rights under (i) all Trade Secrets that were used by Seller and the Seller Subsidiaries in connection with their businesses as of or prior to Closing other than the Business and (ii) the software applications (including, where indicated, the source code thereof) set forth on Section 5.09(b) of the Seller Disclosure Schedule (collectively, the “Purchaser Licensed IP”). Notwithstanding the foregoing, no license is being granted by Purchaser in connection with any Trade Secrets that are exclusively used in the Business.
(c) Notwithstanding the assignment provision in Section 12.01 below, Seller and the Seller Subsidiaries, on the one hand, or Purchaser, on the other hand, as the case may be, may (i) assign the license set forth in Section 5.09(a) or Section 5.09(b), respectively, in whole or in part to any affiliate, or in connection with a merger, consolidation, or sale of all, or substantially all, of any of the businesses or any material portion of the assets to which the license relates, so long as: (x) the assigning party provides the other party with prompt written notice of such transaction; (y) the assignment shall be expressly limited to (1) with respect to the Purchaser, the Business as it has hereafter evolved at the time of assignment (provided that such limitation shall not apply to Software Applications, subject to the limitations of Section 5.09(a)) and (2) with respect to the Seller or the Seller Subsidiaries, the current businesses of Seller and Seller Subsidiaries as each may hereafter evolve at the time of the assignment (and shall not be deemed to extend to other businesses or affiliates of a successor), provided that no such assignment pursuant to this Section 5.09(c) shall relieve the assigning party of its obligations hereunder; and (z) the assignees agree in writing to be bound by the applicable provisions of this Section 5.09; and (ii) assume this license in bankruptcy. In the event of a permitted assignment hereunder, the license granted herein shall bind the parties and their respective successors and assigns to the applicable provisions of this Section 5.09.
(d) Subject to Section 5.09(g), Seller and the Seller Subsidiaries, on the one hand, or Purchaser, on the other hand, as the case may be, may sublicense the license set forth in Section 5.09(a) or Section 5.09(b), as applicable, to (i) its and their vendors, consultants, contractors and suppliers, in connection with their providing services to Seller or the Seller Subsidiaries, or to Purchaser, as applicable; (ii) its and their distributors, customers and end-users, in connection with the distribution, licensing, offering and sale of the current and future products and services of Seller or the Seller Subsidiaries, or Purchaser, as applicable, but in each case of (i) and (ii), not for the independent use of such persons.
(e) The respective licenses granted by Seller and Purchaser hereunder shall be irrevocable and perpetual and shall not be terminable by Seller and Purchaser, as the case may be, and the rights granted under this Section 5.09 shall continue in full force and effect, notwithstanding any material breach of any term of this Section 5.09 by Purchaser (or its affiliates) or Seller (or any of the Seller Subsidiaries), as applicable. In the event of any breach of any provision of this Section 5.09 by Purchaser (or its affiliates) or Seller (or any of the Seller Subsidiaries), the sole remedy of Seller and Purchaser, as the case may be, will be (subject to Section 8.04(d)) to bring an indemnification claim hereunder or an action seeking

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monetary damages or injunctive relief that does not involve rescission or termination of the license granted by such party hereunder and such party shall not have, and such party hereby irrevocably waives, the right to seek any remedy that would involve rescission or termination of the licenses granted hereunder.
(f) The parties agree that the Seller Licensed IP and the Purchaser Licensed IP include, where indicated in the applicable Section of the Seller Disclosure Schedule, the source code to software that is proprietary to Seller and Purchaser, as applicable (such source code being collectively referred to as the “Licensed Source Code” of the applicable party). Licensed Source Code shall not be disclosed by the applicable licensee to others, in whole or in part, without the prior written permission of the party that owns and is licensing such Licensed Source Code to such party under this Section 5.09; provided, however, that such Licensed Source Code may be disclosed to any permitted sublicensee who is bound by confidentiality undertakings at least as restrictive as those set forth in this Section 5.09(f). Neither Party (or its affiliates) will have any obligation to maintain the confidentiality of any Licensed Source Code which (i) is lawfully obtained by such party after the Closing Date from a third party having no obligation of secrecy to owning party, (ii) is in the public domain through no act or failure of such party (or its affiliates), or (iii) is independently developed by the applicable licensee entirely from sources other than Licensed Source Code of the other party. Notwithstanding the foregoing, the confidentiality obligations contained herein shall not apply to the extent that a party (or any of its affiliates) is required to disclose any Licensed Source Code of the other party by a valid subpoena, order or regulation of a Governmental Entity having jurisdiction over such party its applicable affiliate; provided, however, that such party shall (a) use all reasonable efforts to first notify the other party and allow the other party a reasonable opportunity to prevent or limit such disclosure (either by challenging or squashing any such subpoena, order or regulation or obtaining injunctive relief from, or a protective order with respect to, the obligation to make such disclosure), and (b) reasonably cooperate, at the other party's expense, with the other party's efforts to prevent or limit such disclosure.
(g) The Purchaser Licensed IP is licensed to Seller hereunder on “as is” basis, with all faults. Purchaser hereby disclaims any and all warranties, whether express or implied, including all implied warranties with respect to the Purchaser Licensed IP, including the warranties of merchantability, fitness for a particular purpose and non-infringement. Seller and the Seller Subsidiaries accept all risks associated with the use of Purchaser Licensed IP.
(h) All rights not expressly granted by a party hereunder are reserved to such party. Each party acknowledges and agrees that: (i) except as provided in the Transition Services Agreement or in this Section 5.09, the other party has no training, registration, maintenance, policing, enforcement, support, notification of infringements or related obligations with respect to any Trade Secrets or software licensed hereunder; and (ii) the licenses granted in Section 5.09(a) or Section 5.09(b) do not include any Intellectual Property (including any improvements or other derivative works or improvements to licensed intellectual property), created, invented, developed or acquired by either party after the Closing (and, as between

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the parties, all such Intellectual Property developed by or on behalf of a party, is owned by such party).
ARTICLE VI
Conditions to Closing

SECTION 6.01    Conditions to Each Party’s Obligation. The obligation of each of Purchaser and Seller to consummate the Acquisition is subject to the satisfaction (or waiver by Purchaser and Seller) on or prior to the Closing Date of the following conditions:
(a) Governmental Approvals. The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated. All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Acquisition shall have been obtained or filed or shall have occurred.
(b) No Injunctions or Restraints. No Applicable Law or injunction, judgment, order or decree enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.
SECTION 6.02    Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the Acquisition is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:
(a) (i) The representations and warranties of Seller in this Agreement set forth in Section 3.01 (Organization and Standing; Qualification), Section 3.02 (Authority, Execution and Delivery; Enforceability) and Section 3.15 (Brokers) (collectively, the “Fundamental Reps”) shall be, except for any de minimis inaccuracies, true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) each of the other representations and warranties of Seller or any Seller Subsidiary in this Agreement or in any schedule or certificate delivered pursuant to this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), for inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect (provided, that for purposes of determining the accuracy of such representations and warranties in this clause (ii), all materiality and Business Material Adverse Effect qualifications and exceptions contained in such representations and warranties shall be disregarded).

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(b) Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing.
(c) Absence of Business Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, result, occurrence, development, violation, inaccuracy, state of facts, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have or result in a Business Material Adverse Effect.
(d) Absence of Certain Litigation. No claim or Proceeding shall have been commenced (but not withdrawn, dismissed, settled or otherwise resolved) by any Governmental Entity that is reasonably likely to (i) require divestiture of any assets of Purchaser or any of its affiliates as a result of the transactions contemplated by this Agreement or the divestiture of any portion of the Business or the Transferred Assets, (ii) prohibit or impose limitations on Purchaser’s or its affiliates’ ownership or operation of any portion of the Business or any Transferred Assets or any of its or its affiliates’ other businesses or assets, or (iii) impose limitations on the ability of Purchaser or its affiliates, or render Purchaser or its affiliates unable, to control any portion of the Business or the Transferred Assets in any respect.
(e) Audited Financials; SAS 100 Financials. Purchaser shall have received the Audit and the Audited Financials, and the SAS 100 Review and the SAS 100 Financials, each as described in Section 5.08(b).
(f) Third Person Consents. The third person Consents listed on Section 6.02(f) of the Seller Disclosure Schedule shall have been obtained by Seller and Purchaser.
(g) Contract Execution. Each Person listed on Section 6.02(g) of the Seller Disclosure Schedule shall have executed a contract with the Business substantially on the terms described on Section 6.02(g) of the Seller Disclosure Schedule.
(h) Core Ancillary Agreements. Purchaser shall have received from Seller and the applicable Seller Subsidiaries executed copies of the Transition Services Agreement, the Network Connectivity Agreement, the Caller Name Services Agreement and the Escrow Agreement, in each case, substantially in the form attached hereto.
(i) Officers’ Certificate. Purchaser shall have received a certificate dated the Closing Date and signed by an executive officer of Seller certifying as to the matters set forth in paragraphs (a) through (c) above.
SECTION 6.03    Conditions to Obligation of Seller. The obligation of Seller to, or to cause the Seller Subsidiaries to, consummate the Acquisition is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of Purchaser in this Agreement set forth in Section 4.01 (Organization and Standing), Section

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4.02 (Authority, Execution and Delivery; Enforceability) and Section 4.06 (Brokers) shall be, except for any de minimis inaccuracies, true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) each of the other representations and warranties of Purchaser in this Agreement or in any schedule or certificate delivered pursuant to this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), for inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect (provided, that for purposes of determining the accuracy of such representations and warranties in this clause (ii), all materiality and Purchaser Material Adverse Effect qualifications and exceptions contained in such representations and warranties shall be disregarded).
(b) Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing.
(c) Core Ancillary Agreements. Seller shall have received from Purchaser executed copies of the Transition Services Agreement, the Network Connectivity Agreement, the Caller Name Services Agreement and the Escrow Agreement, in each case, substantially in the form attached hereto.
(d) Officers’ Certificate. Seller shall have received a certificate dated the Closing Date and signed by an executive officer of Purchaser certifying as to the matters set forth in paragraphs (a) through (b) above.
SECTION 6.04    Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VI to be satisfied as a basis for not effecting the Closing if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.04.
ARTICLE VII
Termination; Effect of Termination

SECTION 7.01    Termination.
(a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

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(i) by mutual written consent of Seller and Purchaser;
(ii) by Seller, if Purchaser shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Purchaser that would (A) cause any of the conditions set forth in Section 6.03(a) or Section 6.03(b) not to be satisfied, and (B) such condition is incapable of being satisfied or cured by the Outside Date or if capable of being cured, shall not (x) have been cured by the Outside Date or (y) have commenced to have been cured by the thirtieth (30th) day following receipt of written notice of such breach or failure to comply from Seller; provided, however, that Seller is not then in material breach of this Agreement;
(iii) by Purchaser, if Seller shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Seller that would (A) cause any of the conditions set forth in Section 6.02(a) or Section 6.02(b) not to be satisfied, and (B) such condition is incapable of being satisfied or cured by the Outside Date or if capable of being cured, shall not (x) have been cured by the Outside Date or (y) have commenced to have been cured by the thirtieth (30th) day following receipt of written notice of such breach or failure to comply from Purchaser, shall not; provided, however, that Purchaser is not then in material breach of this Agreement;
(iv) by either Seller or Purchaser, if the Closing does not occur on or prior to June 9, 2016 (such date, as it may be extended pursuant to this Section 7.01(a)(iv), the “Outside Date”); provided, that if a condition set forth in Section 6.01(a), Section 6.01(b) or Section 6.02(d) shall not have been satisfied prior to such date due to a matter arising under any Antitrust Law, but all the other conditions in Article VI (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied (or, to the extent permitted, waived by the party or parties entitled to the benefit thereof), then Seller or Purchaser may elect by written notice to the other party delivered prior to the original Outside Date to extend the Outside Date until a date not later than September 9, 2016; provided, further, that the right to terminate this Agreement under this Section 7.01(a)(iv) shall not be available to any party (I) whose failure to take any action required under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date and (II) in the case of any failure to take any action required under Section 5.04 or any other provision of this Agreement related to any Antitrust Law or the approval of the Acquisition under any Antitrust Law, such failure constituted a Conscious Breach; or
(v) by either Seller or Purchaser if there shall be any Applicable Law, injunction, judgment, order or decree enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and such item shall have become final and nonappealable.

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(b) In the event of termination by Seller or Purchaser pursuant to this Section 7.01, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:
(i) each of Purchaser and Seller shall, and shall cause each of its directors, officers, employees, agents, representatives and advisors to, return to the other all documents and other material received from the other or any of its affiliates relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and
(ii) all confidential information received by either party, or its directors, officers, employees, agents, representatives or advisors, with respect to the other party and such other party’s affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
SECTION 7.02    Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned in accordance with Section 7.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.03 (Confidentiality), (ii) Section 7.01 (Termination) and this Section 7.02 (Effect of Termination), (iii) Section 11.01 (Publicity) and (iv) Article XII (Miscellaneous); provided, however, that notwithstanding anything to the contrary in this Agreement (but subject to Section 12.03(b)), no termination of this Agreement shall relieve any party from any liability or damages for any fraud or any “willful and material breach” of any provision of this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act.
ARTICLE VIII
Indemnification

SECTION 8.01    Indemnification by Seller. Subject to the limitations set forth in Section 8.04, from and after the Closing, Seller shall be liable for and shall indemnify, defend and hold harmless Purchaser and each of its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Purchaser Indemnitees”) from and against any and all claims, losses, damages, liabilities, obligations, judgments, penalties, costs and expenses, including reasonable third-party legal or other advisor fees and expenses and costs and expenses incurred in investigation (collectively, “Losses”), sustained, suffered or incurred by such Purchaser Indemnitee (without duplication for any Loss for which indemnification may be provided under more than one provision of this Section 8.01) to the extent arising out of, resulting from or relating to any of the following:

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(a) any breach as of the date hereof or as of the Closing Date of any representation or warranty of Seller contained in this Agreement or any schedule, certificate or other analogous document delivered pursuant hereto;
(b) any breach of any covenant or agreement of Seller contained in this Agreement;
(c) any breach of any representation, warranty, covenant or agreement of Seller or any affiliate of Seller (including any Seller Subsidiary) in the Transition Services Agreement; and
(d) any Retained Liability or any failure by Seller to cause to be paid, performed, satisfied or discharged on a timely basis any Liability included in the Retained Liabilities.
SECTION 8.02    Indemnification by Purchaser. Subject to the limitations set forth in Section 8.04, from and after the Closing, Purchaser shall be liable for and shall indemnify, defend and hold harmless Seller and each of its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Seller Indemnitees”) from and against any and all Losses sustained, suffered or incurred by such Seller Indemnitee (without duplication for any Loss for which indemnification may be provided under more than one provision of this Section 8.02) to the extent arising out of, resulting from or relating to any of the following:
(a) any breach as of the date hereof or as of the Closing Date of any representation or warranty of Purchaser contained in this Agreement or any schedule, certificate or other analogous document delivered pursuant hereto;
(b) any breach of any covenant or agreement of Purchaser contained in this Agreement;
(c) any breach of any representation, warranty, covenant or agreement of Purchaser or any affiliate of Purchaser in the Transition Services Agreement; and
(d) any Assumed Liability or any failure by Purchaser to cause to be paid, performed, satisfied or discharged on a timely basis any Liability included in the Assumed Liabilities.
SECTION 8.03    Indemnification Procedures.
(a) Procedures Relating to Indemnification of Third Party Claims. If any party (the “Indemnified Party”) receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment by a third party for which indemnity may be sought under Section 8.01 or 8.02 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article VIII, the Indemnified Party shall promptly provide the other party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant notices and documents (including court papers) evidencing such Third Party Claim and the basis for indemnification

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sought and otherwise in reasonable detail; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article except to the extent that the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against the Losses that may result from a Third Party Claim that is exclusively for civil monetary damages at law pursuant to the terms of this Agreement, the Indemnifying Party will have the right, upon written notice to the Indemnified Party within 20 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense of the Indemnified Party against the Third Party Claim with counsel of its choice, who shall be reasonably acceptable to the Indemnified Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense of a Third Party Claim. So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith and is diligently defending such claim, (i) the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, (ii) the Indemnified Party may, at its sole cost and expense, retain separate co-counsel (not reasonably objected to by the Indemnifying Party) and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party shall control such defense, (iii) the Indemnifying Party will not, without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), (A) admit to any wrongdoing or (B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim if such judgment or settlement (1) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim, or (2) provides for equitable relief or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be fully indemnified hereunder, and (iv) all the Indemnified Parties shall fully cooperate in the defense or prosecution thereof, including the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such claim that the Indemnifying Party may recommend and that by its terms (i) does not admit to or involve a finding of any wrongdoing by or on behalf of the Indemnified Party, (ii) provides for solely the payment of money damages, (iii) obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, and (iv) releases the Indemnified Party completely in connection with such Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will not file any papers, admit any liability with respect to, or consent to the entry of any judgment or enter into any settlement with respect to or otherwise compromise or discharge the Third Party Claim without the prior written consent of the Indemnifying Party. The parties will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto.

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(b) Procedures for Non-Third Party Claims. The Indemnified Party will promptly provide the Indemnifying Party with written notice of its discovery of any matter that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, giving rise to the claim of indemnity pursuant hereto, with such written notice stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant notices and documents (including court papers) evidencing such matter and the basis for indemnification sought and otherwise in reasonable detail; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party will have twenty (20) days from receipt of any such notice to give notice of dispute of the claim to the Indemnified Party. The Indemnified Party will reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.
SECTION 8.04    Limitations on Indemnification.
(a) Notwithstanding the foregoing provisions of this Article VIII, (i) Seller shall not be liable, pursuant to Section 8.01(a), for (x) any Losses suffered by any Purchaser Indemnitee unless the aggregate of all Losses suffered by the Purchaser Indemnitees exceeds, on a cumulative basis, $2,000,000, and then only to the extent of any such excess or (y) any individual items where the Loss relating thereto is less than $25,000 (and such items shall not be aggregated for purposes of the immediately preceding clause (x)), provided, that the limitations of this clause (i) shall not apply with respect to any Losses with respect to (A) any Fundamental Rep or (B) the representations and warranties of Seller set forth in Section 3.07(e) (the “Specified Contracts Rep”); (ii) the aggregate liability of Seller hereunder, pursuant to Section 8.01(a), for Losses suffered by the Purchaser Indemnitees shall in no event exceed $30,000,000, provided, that such cap shall not apply with respect to any Losses with respect to (A) any Fundamental Rep or (B) the Specified Contracts Rep; (iii) neither party hereto shall be liable to the other for punitive damages claimed by such other party (excluding any such damages payable by an Indemnified Party to a third party); (iv) the aggregate liability of Seller pursuant to Section 8.01 shall in no event exceed the Purchase Price; (v) subject to the immediately preceding clause (iv), the aggregate liability of Seller pursuant to Section 8.01(c) shall in no event exceed $25,000,000, and (vi) with respect to Seller’s liability under Section 8.01(c), Seller’s liability shall be determined as follows: (A) Seller shall first satisfy any liability under Section 8.01(c) by returning to Purchaser fees paid by Purchaser under the Transition Services Agreement, and then (B) once all fees paid by Purchaser under the Transition Services Agreement have been returned to Purchaser, Seller shall not have any further liability under Section 8.01(c) until the additional un-indemnified Losses suffered by the Purchaser Indemnitees exceed, on a cumulative basis, $2,000,000 (the “TSA Deductible”), and then Seller shall be liable under Section 8.01(c) to the amount of such excess; provided, however, that the TSA Deductible shall not apply to any claims for

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indemnification under Section 8.01(c) for the reimbursement of fees and expenses of third party auditors or accountants that are retained by Purchaser to remedy a material breach by Seller under the Transition Services Agreement of Seller’s financial services and financial reporting obligations.
(b) Purchaser and Seller shall cooperate with each other in good faith with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making reasonable efforts to mitigate or resolve any such claim or liability.
(c) Purchaser acknowledges that it has made its own inquiry and investigation into, and, based thereon and on the representations and warranties of Seller and its affiliates in this Agreement and the Ancillary Agreements and in the schedules, certificates and other documents delivered in connection herewith and therewith, has formed an independent judgment concerning, the Transferred Assets, the Business and the transactions contemplated by this Agreement, the Assumed Liabilities and any other assets, rights or obligations to be transferred hereunder or pursuant hereto. Purchaser further acknowledges and agrees that, (i) other than the representations and warranties of Seller and its affiliates contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered in connection herewith or therewith, none of Seller, any of its affiliates or any other person has made any representation or warranty either expressed or implied (A) with respect to the Business, the Transferred Assets, the Assumed Liabilities or the transactions contemplated hereby or by the Ancillary Agreements or (B) as to the accuracy or completeness of any information regarding the Business, the Transferred Assets, the Assumed Liabilities or the transactions contemplated hereby or by the Ancillary Agreements furnished or made available to Purchaser and its representatives, (ii) Purchaser has not relied on any representation or warranty from Seller, any Seller Subsidiary or any other person in determining to enter into this Agreement, except as expressly set forth in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered in connection herewith or therewith, and (iii) other than with respect to the representations and warranties of Seller and its affiliates contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered in connection herewith or therewith, Purchaser shall have no claim or right to indemnification pursuant to this Article VIII and none of Seller, any of its affiliates or any other person shall have or be subject to any liability to Purchaser or any other person with respect to any information, documents or materials furnished by Seller, any of its affiliates or any of their respective officers, directors, employees, agents or advisors to Purchaser and any information, documents or material made available to Purchaser and its representatives in certain “data rooms”, management presentations or any other form in expectation of the transactions contemplated hereby or by the Ancillary Agreements. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement or any Ancillary Agreement, Purchaser acknowledges and agrees that neither Seller nor any of the Seller Subsidiaries makes any representations or warranties relating to the maintenance, repair, condition, design, performance or marketability of any Transferred Asset, including merchantability or fitness for a particular purpose. Purchaser acknowledges and agrees that, except as expressly set forth in this

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Agreement, it shall obtain rights in the Transferred Assets and the Business in their present condition and state of repair, “as is” and “where is. Purchaser and Seller acknowledge that the Business and existing businesses of Purchaser share certain customers, and consequently a breach of any representation or warranty by Seller hereunder could give rise to Losses that are incurred by Purchaser’s other existing businesses; notwithstanding the foregoing, the parties hereto agree that any such Losses incurred by Purchaser’s existing businesses shall not give rise to indemnifiable damages hereunder. Nothing in this paragraph (c) shall or is intended to eliminate, modify or limit in any respect (A) any of the representations, warranties, covenants or agreements of Seller and its affiliates in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered in connection herewith or therewith or (B) any claim for fraud by Buyer.
(d) Each of Seller and Purchaser further acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Transition Services Agreement, the Business, the Transferred Assets, the Excluded Assets, the Assumed Liabilities, the Retained Liabilities or the transactions contemplated hereby or by the Transition Services Agreement (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each of Seller and Purchaser hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) Seller or Purchaser or any other Seller Indemnitee or Purchaser Indemnitee may have against the other or any of the other’s affiliates or any of the other’s or the other’s affiliates’ respective directors, officers and employees arising under or based upon this Agreement, the Transition Services Agreement, any document or certificate delivered in connection herewith, any Federal, state, provincial, local or foreign statute, law, ordinance, rule or regulation, common law or otherwise (except pursuant to the indemnification provisions set forth in this Article VIII). Other than with respect to the Transition Services Agreement, this paragraph (d) shall not apply to any of the other Ancillary Agreements.
SECTION 8.05    Calculation of Indemnity Payments; Materiality.
(a) The amount of any Loss for which indemnification is provided under this Article VIII shall be net of (i) any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Loss and (ii) any net cash Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such indemnified amount that is realized in the Tax year of such incurrence or payment, reduced or offset by any Tax detriment actually realized from the receipt of indemnification therefor.
(b) For purposes of (i) determining whether there has been a breach of any representation or warranty subject to indemnification under Section 8.01(a) and (ii) calculating the amount of any Loss arising from such breach, all “material”, “materially”, “in all material respects”, “Business Material Adverse Effect”, and other like qualifications shall be disregarded.

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SECTION 8.06    Tax Treatment of Indemnification. For all Tax purposes, Purchaser and Seller agree to treat (and shall cause each of their respective affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price.
SECTION 8.07    Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive as follows (regardless of whether or not a different survival period may be provided under law):
(a) the representations and warranties in Articles III and IV (other than the Fundamental Reps and Section 3.08 (the “Tax Rep”)) shall survive until the date that is eighteen (18) months following the Closing Date;
(b) the Fundamental Reps shall survive indefinitely;
(c) the Tax Rep shall not survive the Closing; and
(d) all covenants and agreements contained in this Agreement shall survive until eighteen (18) months after the Closing Date; provided, that any covenant or agreement that contemplates a longer period of survival shall survive as so contemplated (for the avoidance of doubt, this Article VIII (including the parties’ indemnification obligations for Retained Liabilities and Assumed Liabilities) and Article XII shall survive indefinitely);
provided, however, that if a claim is made hereunder prior to the 30th day after expiration of the survival period of any such representation, warranty, covenant or agreement, such item shall survive as to such claim until such claim has been finally resolved.
SECTION 8.08    Escrow. Purchaser shall be entitled to recover from the Escrow Fund the amount of any and all Losses to which any Purchaser Indemnitee is entitled to indemnification under this Article VIII.
ARTICLE IX
Tax Matters

SECTION 9.01    Allocation of Certain Taxes. In the case of any Straddle Period, (a) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that is in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and shall be a Retained Liability, and (b) Property Taxes for the Post-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that is in the Post-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and shall be an Assumed Liability. The party that has the primary obligation to do so

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under Applicable Law shall file any Tax Return that is required to be filed in respect of Taxes described in this Section 9.01, and such party shall pay the Taxes shown on such Tax Return. To the extent any such Taxes paid by Purchaser (or any refund of Taxes received by Purchaser) is allocable to the Pre-Closing Tax Period, or any such Taxes paid by Seller (or any refund of Taxes received by Seller) is allocable to the Post-Closing Tax Period, Purchaser or Seller (as applicable) shall pay to the other party such proportionate amount promptly after the payment of such Taxes (or the receipt of any such refund).
SECTION 9.02    Tax Matters.
(a) Within sixty (60) calendar days of the determination of the Purchase Price, Purchaser shall provide Seller with a proposed allocation (the “Allocation”) prepared on a separate basis and for each of Seller and each of the Seller Subsidiaries, and in accordance with Section 1060 of the Code and any similar provision of state, local or foreign law, as applicable, of the total consideration (including liabilities assumed) among the Transferred Assets. Seller shall cooperate with Purchaser’s preparation of the Allocation and timely deliver all documents and other information reasonably requested by Buyer to prepare the Allocation. The Allocation shall become final and binding twenty (20) calendar days after Purchaser provides the Allocation to Seller, unless Seller objects in good faith. In that case, the parties will attempt in good faith to agree upon the Allocation. If the parties cannot agree on the Allocation, any unresolved issues shall be referred to a nationally recognized public accounting firm mutually agreed upon by Purchaser and Seller (or such other expert mutually agreed by the parties) whose determination shall be final and binding upon the parties hereto.
(b) Any adjustments to the Purchase Price shall be allocated in accordance with the agreement reached as set forth in this Section 9.02.
(c) Seller (and its affiliates) and Purchaser (and its affiliates) agree to file all Tax Returns consistent with the final version of the Allocation and the forms described in this Section 9.02.
(d) Prior to the Closing, Seller shall use its reasonable best efforts to furnish Purchaser with copies of all state sales tax exemption certificates in Seller’s and its affiliates’ possession from customers of the Business.
SECTION 9.03    Transfer Taxes.
(a) Seller and Purchaser shall cooperate in timely making all filings, returns, reports and forms as may be required in connection with the payment of Transfer Taxes. Seller and Purchaser, as appropriate shall execute and deliver, and Seller shall cause each of the Seller Subsidiaries, as appropriate, to execute and deliver, all instruments and certificates reasonably necessary to enable the other to comply with any filing requirements relating to any such Transfer Taxes.
(b) Purchaser and Seller shall each pay one-half of all Transfer Taxes, and any Transfer Taxes due on the Closing Date shall be paid one-half by each of Purchaser and

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Seller on the Closing Date; provided, however, that Seller shall use, and Seller shall cause each of the Seller Subsidiaries to use, reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemption. The party that has the primary obligation to do so under Applicable Law shall file any Tax Return that is required to be filed in respect of Transfer Taxes and except with respect to Transfer Taxes due on the Closing Date such party shall pay the Taxes shown on such Tax Return. To the extent any Transfer Taxes paid by either party (or any refund of Transfer Taxes received by any party) causes such party to pay or bear more (or less) than its allocable share of Transfer Taxes pursuant to this Section 9.03(b), Purchaser or Seller (as applicable) shall pay to the other party, promptly after the payment of such Transfer Taxes (or the receipt of any such refund), such amount as is necessary to cause both parties to have paid or borne their allocable share of Transfer Taxes pursuant to this Section 9.03(b).
(c) Purchaser and Seller agree to provide each other with such information and assistance as is reasonably necessary, including access to records and personnel, for the preparation of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with an audit or otherwise.
ARTICLE X
Employee Matters

SECTION 10.01    Transferred Employees.
(a) Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, Purchaser or any of its affiliates may make offers of employment to be effective as of the Closing or such other time after the Closing as determined by Purchaser to such Business Employees set forth in Section 10.01 of the Seller Disclosure Schedule as it determines, on such terms and conditions as it determines; provided, however, Purchaser shall provide to Seller at least five (5) business days’ advance written notice of each such offer of employment. Each Business Employee who accepts an offer of employment from, and commences employment with, Purchaser or any of its affiliates is referred to herein as a “Transferred Employee”.
(b) For purposes of this Agreement, “Business Employee” means an individual whose employment or services relates primarily to the operation of the Business, whether salaried or hourly and including individuals on layoff, or medical, educational, personal, long-term, short-term, disability, family, paid time off or other authorized leave of absence, who is employed with the Business immediately prior to the Closing Date.
SECTION 10.02    Employee Related Liabilities. Purchaser and its affiliates shall not assume any employment-related Liabilities of Seller or any of its affiliates with respect to Business Employees or other employees of Seller.

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SECTION 10.03    Participation in Plans. Effective as of the Closing or such other time as they commence employment with Purchaser or an affiliate thereof, the Transferred Employees shall cease to be covered by the Plans.
SECTION 10.04    Non-Solicitation and No-Hire of Transferred Employees. From the date hereof through the third anniversary of the Closing Date, Seller shall not, and shall cause each other Restricted Entity not to, solicit, recruit or hire any Transferred Employee; provided, that the foregoing shall not prohibit general soliciting or recruiting activity not specifically directed at such persons.
SECTION 10.05    No Third Party Beneficiaries. The provisions of this Article are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Plan or other employee benefit plan for any purpose. Nothing in this Article X shall be construed to (i) limit the right of Seller, Purchaser or any of their respective Affiliates to amend or terminate any Plan, Purchaser Benefit Arrangement or any other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, or (ii) require Purchaser or any of its affiliates to retain the employment of any particular Transferred Employee for any fixed period of time following the Closing Date.
ARTICLE XI
Additional Agreements

SECTION 11.01    Publicity. No public release or announcement concerning the transactions contemplated hereby or by any Ancillary Agreement shall be issued by any party without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow (to the extent practicable under the circumstances) the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby; provided, further, that Seller shall be permitted to disclose the terms of this Agreement to its affiliates (including any equityholders thereof) on a confidential basis.
SECTION 11.02    Post-Closing Cooperation; Core Ancillary Agreements. After the Closing, Purchaser and Seller shall cooperate with each other, and shall cause their affiliates, officers, employees, agents, auditors and representatives to cooperate with each other, to ensure the orderly transition of the Business from Seller to Purchaser and to minimize any disruption to the Business and the other respective businesses of Seller and Purchaser that

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might result from the transactions contemplated hereby. Notwithstanding the foregoing, Purchaser acknowledges that as of the Closing Date, neither Seller nor any of its affiliates shall have any obligation to provide any support or other services to Purchaser relating to the Business other than those services expressly required to be provided pursuant to (i) the transition services agreement in substantially the form attached hereto as Exhibit A (the “Transition Services Agreement”), (ii) the network connectivity agreement in substantially the form attached hereto as Exhibit B (the “Network Connectivity Agreement”), and (iii) the agreement with respect to services to be provided to Seller or its affiliates in substantially the form attached hereto as Exhibit C (the “Caller Name Services Agreement”) and, together with the Transition Services Agreement and the Network Connectivity Agreement, the “Core Ancillary Agreements”), each of which shall be entered into as of the Closing Date. The parties acknowledge that the terms and conditions of the Core Ancillary Agreements are an essential element of the parties’ decision to enter into this Agreement and to consummate the Acquisition, and that the parties would not have agreed to enter into this Agreement was it not for the Core Ancillary Agreements and the covenants and agreements of the parties contained therein.
SECTION 11.03    Post-Closing Information. Following the Closing, upon reasonable written notice to Purchaser, Purchaser shall afford or cause to be afforded to Seller and its affiliates and their employees, counsel, auditors and representatives reasonable access to the personnel, properties, books, Contracts, commitments and records relating to the Business for the pre-Closing period for any reasonable business purpose, including in respect of litigation, insurance matters, financial reporting and accounting of Seller and its affiliates. Following the Closing, upon reasonable written notice to Seller, Seller shall afford or cause to be afforded to Purchaser and its affiliates and their employees, counsel, auditors and representatives reasonable access to the personnel, properties, books, Contracts, commitments and records relating to the Business for the pre-Closing period for any reasonable business purpose, including in respect of litigation, insurance matters, financial reporting and accounting of Purchaser and its affiliates. Nothing contained in this Section 11.03 shall obligate any party or any of their respective affiliates to breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise, or to provide access to the personnel, properties, books, Contracts, commitments and records with respect to any matter covered in the Core Ancillary Agreements or the Transitional Services Agreement, except as expressly set forth in such agreements.
SECTION 11.04    Books and Records.
(a) On the Closing Date or as promptly as practicable thereafter, Seller will deliver or cause to be delivered to the Purchaser all original agreements, documents, books, records and files constituting Transferred Assets.
(b) Purchaser shall retain the books and records of the Business existing on the Closing Date for no less than seven (7) years after the Closing Date. To the extent not delivered to Purchaser, Seller shall retain the books and records of the Business existing on the Closing Date for no less than seven (7) years after the Closing Date.

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(c) Purchaser recognizes that certain books and records may contain information relating to subsidiaries, divisions or businesses of Seller and its affiliates other than the Business and that Seller and its affiliates may retain copies thereof.
SECTION 11.05    Bulk Transfer Laws. Purchaser hereby waives compliance by Seller and the Seller Subsidiaries with the provisions of any so called “bulk transfer laws” of any jurisdiction in connection with the Acquisition.
SECTION 11.06    Refunds and Remittances; Certain Accounts Receivable.
(a) After the Closing, if Seller or any of its affiliates receive any refund or other amount or asset which is a Transferred Asset or is otherwise properly due and owing to Purchaser or any of its affiliates in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount or asset to Purchaser. After the Closing, if Purchaser or any of its affiliates receive any refund or other amount or asset which is an Excluded Asset or is otherwise properly due and owing to Seller or any of its affiliates in accordance with the terms of this Agreement, Purchaser promptly shall remit, or shall cause to be remitted, such amount or asset to Seller. After the Closing, if Purchaser or any of its affiliates receive any refund or other amount or asset which is related to claims (including workers’ compensation), litigation, insurance or other matters for which Seller is responsible hereunder, and which amount or asset is not a Transferred Asset, or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Purchaser promptly shall remit, or cause to be remitted, such amount or asset to Seller. After the Closing, if Seller or any of its affiliates receive any refund or other amount or asset which is related to claims, litigation, insurance or other matters for which Purchaser is responsible hereunder, and which amount or asset is not an Excluded Asset, or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly shall remit, or cause to be remitted, such amount or asset to Purchaser.
(b) Without limiting the generality of the foregoing, after the Closing, the following procedures shall apply in lieu of the foregoing with respect to accounts receivable from customers under the Transferred Contracts:
(i) Each party receiving amounts due to the other party shall, within five (5) business days after the end of each calendar month, deliver a report to the other party detailing the payments received, and indicating the amounts that are due to the other party. The two reports will be reconciled each month with the amounts due to each party netted to establish a net balance owed from one party to the other. Each month, the party owing a net balance to the other party shall transmit to the other party payment for the net balance owed for that month within thirty (30) days after the end of the applicable month. Each party will provide the other party with account information for wire transfers of the payments.
(ii) All amounts received by either party from customers under the Transferred Contracts shall be applied first to the oldest amounts due under such Transferred Contracts, unless otherwise directed or identified by the customer, and

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except for customer accounts in dispute as of the Closing Date, as evidenced by notice (whether written or, or the knowledge of Seller, oral) of dispute from the customer received by Seller prior to the Closing Date (the “Disputed Accounts”). At or promptly after the Closing, Seller shall provide notice to Purchaser of all Disputed Accounts involving disputed amounts in excess of $25,000, together with copies of all correspondence between Seller and the customer with respect thereto, if any. All amounts received from customers having a Disputed Account will be applied to the customer’s account as directed or otherwise identified by the customer or as directed by the final order of a court or arbitrator or the binding direction of any other tribunal. Each party will apply the amounts received and owed to it under the Transferred Contracts against the account or claim maintained under those Transferred Contracts and neither party will assert any right of set-off or hold-back or otherwise attempt to apply such received amounts to any amount owed to it by the customer on any non-Transferred Contract account or claim.
(iii) Each party will exercise reasonable and customary diligence with respect to the collection of the accounts receivable due with respect to the Transferred Contracts, but neither party will be required to engage a collection agency or otherwise take extraordinary measures or incur other than reasonable and customary expenses with respect to the collection of such accounts.
For the avoidance of doubt, the terms of this Section 11.06 do not apply to amounts owed or due between Purchaser and Seller under any Ancillary Agreement.
SECTION 11.07    Further Assurances. Following the Closing, from time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the Acquisition, including, in the case of Seller and the Seller Subsidiaries, executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser may reasonably request.
SECTION 11.08    Non-Competition.
(a) For the period from the Closing Date until the earlier to occur of (i) the third anniversary of the Closing Date and (ii) the occurrence of an Exit Transaction announced on or after January 1, 2017, Seller shall not, and shall cause each of its subsidiaries and TNS, Inc. (collectively, the “Restricted Entities”) not to, directly or indirectly, engage in the Business or any part thereof in the United States (the “Competing Activities”); provided, however, that the Restricted Entities may own or acquire, directly or indirectly, (A) the securities of any person that engages in any of the Competing Activities if the Restricted Entities do not, directly or indirectly, own more than 5% of the aggregate outstanding equity securities of such person and (B) any person that engages in any of the Competing Activities if such Competing Activities account for less than 10% of the consolidated annual revenues of such person. For the avoidance of doubt, nothing herein will prohibit any affiliate of Seller that is not a Restricted Entity (including Siris Partners II, L.P.) from engaging, or

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owning or acquiring any person that engages, directly or indirectly, in any of the Competing Activities. As used herein, an “Exit Transaction” shall mean any transaction (x) as a result of which Siris Partners II, L.P. and its affiliates shall cease to hold, directly or indirectly, in excess of 50% of the outstanding equity securities of Seller and the Seller Subsidiaries or (y) whereby Seller and the Seller Subsidiaries shall sell to a non-affiliate of Siris Partners II, L.P. all or substantially all of their assets.
(b) Seller acknowledges that the covenants set forth in Section 11.08(a) are an essential element of this Agreement and that Purchaser would not have entered into this Agreement without the provisions of Section 11.08(a). Seller agrees that the covenants set forth in Section 11.08(a) are reasonable and proper to protect the legitimate interests of Purchaser.
SECTION 11.09    Financial Certification. For a period of eighteen (18) months following the Closing, beginning on the last business day of the month following the first full calendar quarter following the Closing, Seller shall deliver to Purchaser, on or prior to the last business day of the month following each calendar quarter, a certificate executed by the Chief Financial Officer of Seller certifying as of the last business day of such calendar quarter that Seller is capitalized sufficiently to perform its indemnification obligations under Article VIII as such obligations become due and payable (after giving effect to amounts in the Escrow Fund).
SECTION 11.10    Clawback for Lack of Renewal. If the Person listed on Section 11.10 of the Seller Disclosure Schedule fails to renew its existing contract with the Business, and fails to enter into a new contract with the Business in replacement thereof, on or prior to the date listed on Section 11.10 of the Seller Disclosure Schedule on substantially the same terms and conditions (excluding revenue share terms) as such contract exists on the date hereof, then Seller and Purchaser shall jointly instruct the Escrow Agent to pay to Purchaser $7,500,000 from the Escrow Fund as an adjustment to the Purchase Price. Such payment shall be made by wire transfer of immediately available funds to Purchaser within five business days of the date such payment obligation is first triggered. Seller’s payment obligations under this Section 11.10 shall be limited to the funds in the Escrow Fund, and Seller shall have no obligation to (a) restore the Escrow Fund following the payment contemplated by this Section or (b) make up any shortfall in the Escrow Fund if the amount in the Escrow Fund is insufficient to fully make the payment contemplated by this Section. Purchaser agrees to make commercially reasonable efforts to renew such existing contract or to enter into a new contract with respect to the Business with such Person on substantially the same terms and conditions (excluding revenue share terms) as such contract exists on the date hereof.
ARTICLE XII
Miscellaneous

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SECTION 12.01    Assignment. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned or transferred by any of the parties hereto without the prior written consent of the other party hereto. Subject to the first sentence of this Section 12.01, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other person shall have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of this Section 12.01 shall be void.
SECTION 12.02    No Third-Party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such successors and assigns, any legal or equitable rights, obligations or benefits hereunder.
SECTION 12.03    Expenses; Fees.
(a) Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein, each of the parties hereto shall be responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations pursuant to this Agreement and the Ancillary Agreements including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such party. Purchaser shall pay any filing fee required under the HSR Act and all other Antitrust Laws.
(b) If this Agreement is terminated (x) by Seller or Purchaser pursuant to Section 7.01(a)(iv) following the failure to satisfy a condition set forth in Section 6.01(a) or Section 6.01(b) due solely to a matter arising under any Antitrust Law or (y) by Seller or Purchaser pursuant to Section 7.01(a)(v) due solely to a matter arising under any Antitrust Law, and in the case of either clause (x) or (y), all other conditions set forth in Section 6.01, Section 6.02 and Section 6.03 (other than those conditions that by their terms are to be satisfied at Closing, but which conditions would reasonably be expected to be satisfied if the Closing were the date of such termination) have been satisfied, then Purchaser shall pay to Seller in immediately available funds, within five (5) business days of such termination, an amount in cash equal to $13,000,000 (the “Antitrust Termination Fee”), in full and final satisfaction of all obligations of Purchaser hereunder and under the Ancillary Agreements (except for any obligations that survive termination hereof pursuant to Section 7.02). Notwithstanding anything to the contrary herein (including Section 7.02), upon payment of the Antitrust Termination Fee, the Antitrust Termination Fee shall be Seller’s and its affiliates’ sole and exclusive remedy against Purchaser and its affiliates in connection with (I) any breach or purported breach of Section 5.04 or any other provision of this Agreement to the extent related to any Antitrust Law or the approval of the Acquisition under any Antitrust Law and (II) the failure to satisfy a condition set forth in Section 6.01(a) or Section 6.01(b) due to a matter arising under any Antitrust Law, and Purchaser and its affiliates shall not have any further liability or obligation relating to or arising out of (I) any breach or purported breach

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of Section 5.04 or any other provision of this Agreement to the extent related to any Antitrust Law or the approval of the Acquisition under any Antitrust Law or (II) the failure to satisfy a condition set forth in Section 6.01(a) or Section 6.01(b) due to a matter arising under any Antitrust Law, or any oral representation made or alleged to have been made with respect to this Agreement in connection with any Antitrust Law or the approval of the Acquisition under any Antitrust Law, or the failure of the Acquisition to be approved under any Antitrust Law, whether in equity or at law, in contract, in tort or otherwise, and Seller shall not, and shall cause each of its affiliates not to, seek to recover any money damages or obtain any equitable relief from Purchaser or any of its affiliates; provided, however, that the foregoing shall not prohibit Seller from bringing a claim for damages for breach of this Agreement with respect to any deliberate act or deliberate failure to act of Purchaser, which act or failure to act (I) constitutes a material breach of this Agreement and (II) was deliberately undertaken by Purchaser with the conscious knowledge that such act or failure to act constituted a material breach of this Agreement (a “Conscious Breach”); provided, further, that in any such action for damages with respect to a Conscious Breach, Seller shall be not be entitled to recover any damages except to the extent such damages are greater than the amount of the Antitrust Termination Fee actually paid to Seller.
SECTION 12.04    Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) three (3) business days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile or email (with subsequent confirmation of receipt), (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) business day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

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(i)	if to Seller,

Transaction Network Services, Inc.
10740 Park Ridge Boulevard
Reston, Virginia 20191
Telephone: (703) 453-8314
Email: mmccarthy@tnsi.com
Facsimile: (703) 453-8313
Attention: Michael McCarthy, Assistant General Counsel

with a copy to:

Sidley Austin LLP
1999 Avenue of the Stars 17th Floor
Los Angeles, California 90067
Telephone: (310) 595-9525
Email: dclivner@sidley.com
Facsimile: (213) 896-6600
Attention: Dan Clivner, Esq.

(ii)	if to Purchaser,

Neustar, Inc.
21575 Ridgetop Circle
Sterling, Virginia 20166
Telephone: (571) 434-5400
Email: Len.Kennedy@neustar.biz
Facsimile: (571) 434-5735
Attention: Leonard J. Kennedy, Senior VP and General Counsel

with a copy to:

Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, DC 20036-5306
Telephone: (202) 887-3652
Email: jcorsico@gibsondunn.com
Facsimile: (202) 530-4218
Attention: Jonathan Corsico

or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this Section 12.04.

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SECTION 12.05    Headings; Certain Definitions; Interpretation.
(a) The descriptive headings of the several Articles and Sections of this Agreement and the Exhibits, Schedules and Table of Contents to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All references herein to “Articles,” “Sections,” “Exhibits” or “Schedules” shall be deemed to be references to Articles or Sections hereof or Exhibits or Schedules hereto unless otherwise indicated.
(b) For all purposes hereof:
“affiliate” of any person means any other person or entity directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such first person.
“Business” means the business of Seller and its affiliates for (a) caller name identification database services that involve the provision to accessors of calling name information using data of (i) Seller and its affiliates, (ii) external databases of communication services providers (“CSPs”) and (iii) third-parties; (b) calling name data storage services that involve the ownership, operation and maintenance of systems and databases that collect, process, manage and store caller name identification information; (c) line information database (“LIDB”) services that involve the provision to accessors of line information data and originating line number screening data using data of (i) Seller and its affiliates and (ii) external databases of CSPs; (d) LIDB data storage services that involve the ownership, operation and maintenance of systems and databases that collect, process, manage, and store line information data and originating line number screening data; (e) validation and fraud control services (typically known as “Card*Tel”) that involve validation, authorization, dataset management, fraud-control and data processing services to aid customers in determining the validity of telephone company calling cards, bank credit cards, and travel and entertainment cards; and (f) ownership and maintenance of systems and databases for which third parties may access for purposes of providing to their end user customers fraud prevention and personal identity verification services that rely on either caller name or line identification data and databases based on carrier information. For the avoidance of doubt, “Business” does not mean or include (x) the business of Seller for the network transport or delivery of caller name identification data from calling name information and subscriber identification information databases, or (y) the business of Seller’s affiliate, Cequint, Inc., for the provision of Caller Names to End User mobile devices for Designated Carriers or other carriers supporting Carrier Provisioned App Queries or Permitted Network Queries for Designated Carriers as those terms are defined in the Caller Name Services Agreement.
“business day” shall refer to any day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in New York City.

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“Business Material Adverse Effect” means (i) a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Business, the Transferred Assets or the Assumed Liabilities or (ii) a material impairment of, the prevention of, or a material delay of the ability of Seller or any Seller Subsidiary to consummate the Acquisition or any of the other transactions contemplated by this Agreement or any Ancillary Agreement, provided, that for purposes of clause (i) only, the determination of whether or not a Business Material Adverse Effect has occurred shall exclude any change, effect, event, occurrence or state of facts to the extent relating to: (A) changes in law or applicable accounting regulations or principles or official interpretations thereof, (B) any outbreak or escalation of hostilities or war or any act of terrorism, (C) changes in the United States or foreign economies, financial markets or geopolitical conditions in general, (D) changes in industries relating to the Business in general and not specifically relating to the Business, and (E) any failure to meet internal or published financial projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period (provided, however, that the underlying causes of such failure (subject to the other provisions of this definition) shall not be excluded); provided, further, that, with respect to clauses (A), (B), (C) and (D), such exclusion shall be solely to the extent that the impact of such change, effect, event, occurrence or state of facts is not disproportionately adverse to the Business, the Transferred Assets or the Assumed Liabilities in comparison to similarly situated businesses, assets and liabilities (in which case, such disproportionate impact shall be taken into account).
“control”, including the terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.
“ERISA Affiliate” means any entity which is considered one employer with Seller or any Seller Subsidiary under Section 414 of the Code.
“Escrow Agreement” means the escrow agreement to be entered into by Purchaser, Seller and the Escrow Agent at the Closing, in substantially the form attached hereto as Exhibit D.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“GAAP” means United States generally accepted accounting principles, as in effect on the date of determination, consistently applied.
“Inbound License Agreements” means all agreements granting to Seller or a Seller Subsidiary any right under or with respect to any Intellectual Property owned by a third party, but not including commercially available “off-the-shelf” software licensed to Seller or a Seller Subsidiary in object code form solely for internal use for an aggregate license fee of no more than $25,000.

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“Intellectual Property” means (i) patents and applications therefor, invention disclosures, provisionals, continuations, continuations-in-part, and foreign counterparts thereof, along with any reexaminations, reissues and extensions thereof (collectively, “Patents”); (ii) trademarks, tradenames, trade-dress, brand names, corporate names, domain names, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications, in all of the foregoing whether registered, unregistered, or existing at common law, including all goodwill attached thereto (collectively, “Marks”); (iii) copyrights and copyrighted works in any and all forms, including copyright registrations and unregistered copyrights (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions, methods, processes, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other customer data or information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets, including all software, documentation and other tangible embodiments of any of the foregoing.
“knowledge of Purchaser” means the actual knowledge of Lisa A. Hook, President and Chief Executive Officer, Paul S. Lalljie, Senior Vice President and Chief Financial Officer, Leonard Kennedy, Senior Vice President, General Counsel, and Steven M. Boyce, Vice President, Finance and Corporate Treasurer.
“knowledge” or “knowledge of Seller” means the actual knowledge of Michael Keegan, Chief Executive Officer, Mark Cole, Chief Network Officers, Joe Lueckenhoff, EVP and GM, Telecom Services, Paul Florack, Vice President of Telecom Services, James Garvert, COO of Telecom Services, Joshua Wyrick, Manager, Finance for Telecom Services, Michael R. McCarthy, SVP & Assistant General Counsel, David Neal, Controller, Dennis Randolph, CFO, Manjul Maharishi, VP, Telecom Services, Engineering & Development, and Henry Graham, Vice Chairman of M&A.
“Outbound License Agreements” means all agreements under which Seller or a Seller Subsidiary grants to a third party any rights under or with respect to any Intellectual Property that is material to the Business.
“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, organization, association, Governmental Entity or other entity.
“Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and any severance, change in control, employment, retention, vacation, incentive, stock-based incentive, bonus, fringe benefit or perquisite agreement, plan, program or policy sponsored or maintained by Seller or any of its subsidiaries, in which any Business Employee participates or has rights to current or future payments or benefits.

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“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such first person.
(c) For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or law defined or referred to herein means such agreement, instrument or law as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns. References to any law include all associated rules and regulations. All words used in this Agreement will be construed to be of such gender as the circumstances require. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “assets” and “properties” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.
SECTION 12.06    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person or by facsimile, or by electronic image scan, receipt acknowledged, to the other party hereto.
SECTION 12.07    Integrated Contract. This Agreement, including the Seller Disclosure Schedule and Exhibits hereto, any written amendments to the foregoing satisfying the requirements of Section 12.13, the Confidentiality Agreement, the Clean Team Agreement, and the Ancillary Agreements, including the schedules, exhibits and annexes thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the parties with respect to such matters. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. In the event of any conflict between the provisions of this Agreement (including the Seller Disclosure Schedule), on the one hand, and the provisions of the Confidentiality Agreement or the Ancillary Agreements (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control.

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SECTION 12.08    Disclosure. Any matter disclosed in any section of the Seller Disclosure Schedule with respect to a Section in Article III of this Agreement shall be deemed to be disclosed for other Sections of Article III of this Agreement to the extent that such disclosure is reasonably sufficient so that the relevance of such disclosure to such other Sections is readily apparent on its face to a reader of such disclosure. Matters reflected in any section of the Seller Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any section of the Seller Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Applicable Law or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity shall be construed as an admission or indication that breach or violation exists or has actually occurred.
SECTION 12.09    Severability; Enforcement. The invalidity, illegality or unenforceability of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
SECTION 12.10    Governing Law. This Agreement and each Ancillary Agreement (and any claims, causes of action or disputes that may be based upon, arise out of or relate hereto or thereto, to the transactions contemplated hereby and thereby, to the negotiation, execution or performance hereof or thereof, or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.
SECTION 12.11    Jurisdiction. Each of the parties hereto (i) hereby submits itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any Ancillary Agreement or any of the transactions contemplated by this Agreement or any Ancillary Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any Ancillary Agreement or any of the transactions contemplated by this Agreement or any Ancillary Agreement in any court other than the Court of Chancery of the State of Delaware or, if under Applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United

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States located in the State of Delaware, and (iv) consents to service being made through the notice procedures set forth in Section 12.04. Each of Seller and Purchaser hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 12.04 shall be effective service of process for any suit or proceeding in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby.
SECTION 12.12    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.12.
SECTION 12.13    Amendments. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance.
SECTION 12.14    Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Therefore, in addition to any other right or remedy to which any party may be entitled at law or in equity, the obligations of Seller under this Agreement, including the Seller’s obligation to sell the Transferred Assets to Purchaser, and the obligations of Purchaser under this Agreement, including Purchaser’s obligation to purchase and acquire the Transferred Assets and assume the Assumed Liabilities from Seller, and Seller’s and Purchaser’s respective obligations pursuant to Section 5.03(b), shall be enforceable by a decree of specific performance issued by the Court of Chancery of the State of Delaware or, if under Applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, and appropriate injunctive relief may be applied for and granted in connection therewith, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the party seeking the injunction, specific performance and other equitable relief has an adequate remedy of law.

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SECTION 12.15    No Recourse.
(a) This Agreement may not be enforced against, and no claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made against, any former, current or future director, officer, agent, affiliate (other than Seller and its successors and permitted assignees), manager, assignee or employee of Seller (or any of its successors or permitted assignees), any former, current or future general or limited partner, manager, member or stockholder of Seller (or any of their successors or permitted assignees) or any affiliate thereof (other than Seller and its successors and permitted assignees) or any former, current or future director, officer, agent, employee, affiliate (other than Seller and its successors and permitted assignees), assignee, general or limited partner, stockholder, manager or member of any of the foregoing (other than Seller) (the foregoing persons, other than Seller and its successors and permitted assignees, collectively, the “Seller Protected Parties”), none of the Seller Protected Parties shall have any liability for any obligations or liabilities of Seller or any affiliate under this Agreement or for any claims based on, or by reason of, the transactions contemplated by this Agreement and in no event shall Purchaser or any of its affiliates, and Purchaser agrees not to and to cause its affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from any Seller Protected Party.
(b) This Agreement may not be enforced against, and no claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made against, any former, current or future director, officer, agent, affiliate (other than Purchaser and its successors and permitted assignees), manager, assignee or employee of Purchaser (or any of its successors or permitted assignees), any former, current or future general or limited partner, manager, member or stockholder of Purchaser (or any of their successors or permitted assignees) or any affiliate thereof (other than Purchaser and its successors and permitted assignees) or any former, current or future director, officer, agent, employee, affiliate (other than Purchaser and its successors and permitted assignees), assignee, general or limited partner, stockholder, manager or member of any of the foregoing (other than Purchaser) (the foregoing persons, other than Purchaser and its successors and permitted assignees, collectively, the “Purchaser Protected Parties”), none of the Purchaser Protected Parties shall have any liability for any obligations or liabilities of Purchaser or any affiliate under this Agreement or for any claims based on, or by reason of, the transactions contemplated by this Agreement and in no event shall Seller or any of its affiliates, and Seller agrees not to and to cause its affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from any Purchaser Protected Party.
[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

TRANSACTION NETWORK SERVICES, INC.,
as Seller

By:	/s/ Michael Q. Keegan
Name: Michael Q. Keegan
Title: Chief Executive Officer

NEUSTAR, INC., as Purchaser

By:	/s/ Paul S. Lalljie
Name: Paul S. Lalljie
Title: Senior Vice President and Chief Financial Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Exhibit A
to
Asset Purchase Agreement

Form of Transition Services Agreement

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Exhibit B
to
Asset Purchase Agreement

Form of Network Connectivity Agreement

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Exhibit C
to
Asset Purchase Agreement

Form of Caller Name Services Agreement

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Exhibit D
to
Asset Purchase Agreement

Form of Escrow Agreement

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